UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MERCK & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Richard T. Clark	Merck & Co., Inc.
Chairman of the Board	One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

April 13, 2011

Dear Shareholders:

It is my pleasure to invite you to Merck’s 2011 Annual Meeting of Shareholders, which will be held on Tuesday, May 24, 2011 at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting of Shareholders and Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.

This booklet includes the Notice of Annual Meeting of Shareholders and proxy statement. The proxy statement provides information about Merck in addition to describing the business we will conduct at the meeting.

We are pleased to take advantage of the e-proxy rules of the Securities and Exchange Commission that allow companies to furnish proxy materials to shareholders via the Internet. The rules enable us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, on or about April 13, 2011, we began mailing to certain shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and the Form 10-K Annual Report via the Internet and how to vote online (www.proxyvote.com). The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how to receive a paper copy of the proxy materials.

Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will continue to receive a paper or electronic copy of the proxy statement and Form 10-K Annual Report, which we began mailing on or about April 13, 2011.

We hope you will be able to attend the Annual Meeting. If you plan to attend, please bring your admission ticket and photo identification. If you need special assistance at the meeting, please contact the Company Secretary at the address above. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or vote in person at the meeting.

Sincerely,

Directions to Meeting	Back cover

Notice of Annual Meeting of Shareholders

May 24, 2011

To the Shareholders:

The shareholders of Merck & Co., Inc. will hold their Annual Meeting on Tuesday, May 24, 2011, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. The purposes of the meeting are to:

•	elect 18 directors;

•	consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011;

•	consider and act upon a proposal to approve, by non-binding advisory vote, the compensation of our Named Executive Officers;

•	consider and act upon a proposal to approve, by non-binding advisory vote, the frequency of future non-binding advisory votes to approve the compensation of our Named Executive Officers; and

•	transact such other business as may properly come before the meeting.

Only shareholders listed on the Company’s records at the close of business on March 25, 2011 are entitled to vote.

By order of the Board of Directors,

CELIA A. COLBERT

Senior Vice President, Secretary and

Assistant General Counsel

April 13, 2011

(i)

Merck & Co., Inc.

P. O. Box 100

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

www.merck.com

April 13, 2011

Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a shareholder at the close of business on March 25, 2011, the record date, and are entitled to vote at the meeting.

This proxy statement and 2010 Form 10-K Annual Report (the “Proxy Material”), along with either a proxy card or a voting instruction card, are being mailed to shareholders beginning April 13, 2011. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	Can I access the Proxy Material on the Internet instead of receiving paper copies?

A:	The Proxy Material is available on Merck’s web site at http://www.merck.com/finance/proxy/overview.html. Shareholders of record may choose to stop receiving paper copies of Proxy Material in the mail by following the instructions given while you vote by telephone or through the Internet. If you choose to access future Proxy Material on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future Proxy Material on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the Proxy Material.

Information About the Notice of Internet Availability of Proxy Materials

Pursuant to the e-proxy rules of the Securities and Exchange Commission (“SEC”), we are furnishing the Company’s Proxy Material to certain shareholders of record via the Internet. Accordingly, in compliance with this e-proxy process, on or about April 13, 2011, we began mailing to certain shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and the Form 10-K Annual Report via the Internet and how to vote online (www.proxyvote.com). If you would like to receive a printed or electronic copy of the Proxy Material, free of charge, you should follow the instructions for requesting such materials included in the notice and on the website (www.proxyvote.com).

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Merck’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareholder of record.” The Proxy Material and proxy card have been sent directly to you by Merck.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Proxy Material has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	What is “householding” and how does it affect me?

A:	Merck has adopted the process called “householding” for mailing the Proxy Material in order to reduce printing costs and postage fees. Householding means that shareholders who share the same last name and address will receive only one copy of the Proxy Material, unless we receive contrary instructions from any shareholder at that address. Merck will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of the Proxy Material at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a shareholder of record, you may contact us by writing to Merck Stockholder Services, Merck & Co., Inc., WS3AB-05, P.O. Box 100, Whitehouse Station, NJ 08889-0100 or by calling our toll-free number 1-877-602-7615. Eligible shareholders of record receiving multiple copies of the Proxy Material can request householding by contacting Merck in the same manner.

If you are a beneficial owner, you can request additional copies of the Proxy Material or you can request householding by notifying your broker, bank or nominee.

Q:	What am I voting on?

A:	1.

Election of 18 directors: Mr. Leslie A. Brun, Dr. Thomas R. Cech, Mr. Richard T. Clark, Mr. Kenneth C. Frazier, Mr. Thomas H. Glocer, Mr. Steven F. Goldstone, Mr. William B. Harrison, Jr., Dr. Harry R. Jacobson, Dr. William N. Kelley, Mr. C. Robert Kidder, Ms. Rochelle B. Lazarus, Mr. Carlos E. Represas, Ms. Patricia F. Russo, Dr. Thomas E. Shenk, Ms. Anne M. Tatlock, Dr. Craig B. Thompson, Mr. Wendell P. Weeks and Mr. Peter C. Wendell;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2011;

3.	Approval, by a non-binding advisory vote, of the compensation of our Named Executive Officers; and

4.	Approval, by a non-binding advisory vote, of the frequency of future non-binding advisory votes to approve the compensation of our Named Executive Officers.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2011, FOR the approval of the compensation of our Named Executive Officers by a non-binding advisory vote, and for every THREE years as the frequency with which to hold future advisory votes on the compensation of our Named Executive Officers.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?

A:	In the election of directors, each director nominee receiving a majority of the votes cast at the Annual Meeting will be elected. This means that a director nominee will be elected to the Board only if the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election; for this purpose, abstentions and broker non-votes would not be counted as votes FOR or AGAINST.

The proposals to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm and to approve the compensation of our Named Executive Officers by a non-binding advisory vote require the affirmative vote of a majority of the votes cast for approval. If you are present or represented by proxy at the Annual Meeting and you abstain, abstentions and broker non-votes will not be counted as votes FOR or AGAINST.

The proposal on the frequency of future non-binding advisory votes to approve the compensation of our Named Executive Officers receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will not be counted as votes FOR or AGAINST.

If you hold your shares through a broker, bank or nominee, the SEC has approved a New York Stock Exchange rule that changes the manner in which your vote in the election of directors will be handled.

Your broker will no longer be permitted to vote on your behalf on the election of directors or on the proposals regarding executive compensation and the frequency of executive compensation votes unless you provide specific instructions by completing and returning the voting instruction card or following the instructions provided to you to vote your shares via telephone or the Internet. In the past, if you did not transmit your voting instructions before the meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or nominee before the date of the shareholder meeting.

Your vote is very important to us. Please review the Proxy Material and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock that you hold as of the record date.

Q:	Do I have the right to cumulate my votes in the election of directors?

A:	Shareholders of the Company do not have the right to cumulative voting.

Q:	What if a director nominee does not receive a majority of the votes cast?

A:

A director nominee who does not receive a majority of the votes cast with respect to his or her election will not be elected or re-elected, as applicable, as a director of the Company. However, under the New Jersey Business Corporation Act, incumbent directors who are not re-elected in an uncontested election because of a failure to receive a majority of the votes cast in favor of their re-election, will be “held over” and continue as directors of the Company until they resign or their successors are elected at the next election of directors. Under the Incumbent Director Resignation Policy (the “Policy”) of the Policies of the Board, however, an incumbent director who is not re-elected will be required to submit his or her resignation and the Committee on Corporate Governance will be responsible for evaluating whether to accept the resignation and making a recommendation to the full Board. Under the Policy, the Board will be required to act on the recommendation of the Committee on Corporate Governance no later than 90 days following certification of the shareholder vote for the shareholders’ meeting at which the incumbent director was not re-elected. The full text of the Policies of the Board can be found on our website at www.merck.com/about/leadership.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction card.    Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2011, the approval of the compensation of our Named Executive Officers by a non-binding advisory vote, and for every THREE years as the frequency of future non-binding advisory votes to approve the compensation of our Named Executive Officers.

•

By telephone or the Internet.    The telephone and Internet voting procedures established by Merck for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the Annual Meeting.    All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	submitting a revised proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?

A:	Representatives of IVS Associates, Inc. will tabulate the votes and act as inspectors of election.

Q:	Where can I find the results of the Annual Meeting?

A:	We will post the final voting results the Friday following the Annual Meeting on our website www.merck.com under Investors. We also intend to disclose the final voting results on Form 8-K within four business days of the meeting. Additionally, shareholders may call 1-800-CALL-MRK (1-800-225-5675).

Q:	Will my votes be confidential?

A:	Yes. Only the personal information necessary to enable proxy execution, such as control number or shareholder signature, is collected on the paper or online proxy cards. All shareholder proxies and ballots that identify individual shareholders are kept confidential and are not disclosed except as required by law.

Q:	What shares are included on the proxy card?

A:	The shares on your proxy card represent shares registered in your name, as well as shares in the Merck Stock Investment Plan.

However, the proxy card does not include shares held for participants in the MSD Employee Savings and Security Plan, MSD Employee Stock Purchase and Savings Plan, Hubbard LLC Employee Savings Plan, Merck Puerto Rico Employee Savings and Security Plan, Merck Frosst Canada Inc. Stock Purchase Plan (“Merck Frosst Plan”), Merial 401(k) Savings Plan (“Merial Plan”), Schering-Plough Employees’ Savings Plan, and Schering-Plough Puerto Rico Employees’ Retirement Savings Plan. Instead, these participants will receive from plan trustees separate voting instruction cards covering these shares. If voting instructions are not received from participants in the Merck Frosst Plan, the plan trustee will vote the shares in accordance with the recommendations of the Board of Directors. If voting instructions are not received from participants in the Merial Plan, the plan trustee will vote the shares in accordance with the terms of the plan document. If voting instructions are not received from participants in the Schering-Plough Employees’ Savings Plan or Schering-Plough Puerto Rico Employees’ Retirement Savings Plan, the plan trustee will vote the shares you hold in the same proportion as shares held in these plans for which voting instructions were timely received. Trustees for the other plans will not vote shares for which no voting instructions are received from plan participants.

Q:	What constitutes a quorum?

A:	As of the record date, 3,085,356,819 shares of Merck common stock were issued and outstanding. A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	Who can attend the Annual Meeting?

A:

All shareholders as of the record date may attend the Annual Meeting but must have an admission ticket and photo identification. You may request a ticket by writing to the Office of the Secretary, Merck & Co., Inc., WS3AB-05, P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 or by faxing your request to 908-735-1224. If you are a shareholder of record (your shares are held in your name), you must write your name on the request exactly as it appears on your stock ownership records from Wells Fargo Bank, N.A. If you are a beneficial owner (your shares are held through a bank, broker or nominee), you must provide current evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee.

Q:	Are there any shareholders who own more than 5% of the Company’s shares?

A:	According to filings made with the SEC on February 7, 2011, February 11, 2011 and February 14, 2011, respectively, BlackRock Inc. owns approximately 5.14% of the Company’s outstanding common stock; Capital Research Global Investors (“Capital Research”), a division of Capital Research and Management Company, owns approximately 5.3% of the Company’s outstanding common stock; and Capital World Investors (“Capital World”), a division of Capital Research and Management Company, owns approximately 6.8% of the Company’s outstanding common stock.

See, Security Ownership of Certain Beneficial Owners and Management on page 26 for more information.

Q:	When are the shareholder proposals due for the 2012 Annual Meeting?

A:	In order to be considered for inclusion in next year’s proxy statement in accordance with the rules of the SEC, shareholder proposals must be submitted in writing to Celia A. Colbert, Senior Vice President, Secretary and Assistant General Counsel, Merck & Co., Inc., WS3A-65, P.O. Box 100, Whitehouse Station, NJ 08889-0100 and received at this address by December 15, 2011.

Under provisions of our By-Laws, in order for a shareholder to present a proposal or other business for consideration by our shareholders at the 2012 Annual Meeting of Shareholders, the Secretary of the Company must receive by January 25, 2012 a written notice containing the following information: (a) the name and address of the shareholder who intends to present the business at the meeting of the shareholders, a brief description of the business intended to be presented, the reasons for conducting this business at the meeting and any material interest of the shareholder in the business; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote on the business at that meeting and intends to appear in person or by proxy at the meeting to present the business; (c) a description of all arrangements or understandings between the shareholder and any other person or persons (naming such person or persons) with respect to the business to be presented; and (d) such other information regarding the business to be presented as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such business been presented, or intended to be presented, by the Board of Directors. This notice requirement does not apply to shareholder proposals properly submitted for inclusion in our proxy statement in accordance with the rules of the SEC and shareholder nominations of director candidates which must comply with the notice provisions of our By-Laws described beginning on page 21.

Q:	What happens if a nominee for director is unable to serve as a director?

A:	If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q:	How much did this proxy solicitation cost?

A:

Phoenix Advisor Partners, LLC has been hired by the Company to assist in the distribution of these proxy materials and solicitation of votes for $16,500, plus reasonable out-of-pocket expenses. Employees, officers and directors of the Company may also solicit proxies by telephone or in-person meeting. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the shareholders.

Q:	How can I obtain the Company’s corporate governance information?

A:	The Merck home page is www.merck.com. You may also go directly to www.merck.com/about/leadership for the following information:

•	Restated Certificate of Incorporation of Merck & Co., Inc.;

•	By-Laws of Merck & Co., Inc.;

•	Policies of the Board—a statement of Merck’s corporate governance principles;

•

Merck Board Committee Charters—Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee;

•	Shareholder Communications with the Board; and

•	Merck Code of Conduct—Our Values and Standards.

For information on how to contact the Board of Directors, you may go directly to www.merck.com/contact.

PROPOSAL 1.    ELECTION OF DIRECTORS

Eighteen directors are to be elected by shareholders at this Annual Meeting for terms expiring at the 2012 Annual Meeting of Shareholders. The Board has recommended as nominees for election, Mr. Leslie A. Brun, Dr. Thomas R. Cech, Mr. Richard T. Clark, Mr. Kenneth C. Frazier, Mr. Thomas H. Glocer, Mr. Steven F. Goldstone, Mr. William B. Harrison, Jr., Dr. Harry R. Jacobson, Dr. William N. Kelley, Mr. C. Robert Kidder, Ms. Rochelle B. Lazarus, Mr. Carlos E. Represas, Ms. Patricia F. Russo, Dr. Thomas E. Shenk, Ms. Anne M. Tatlock, Dr. Craig B. Thompson, Mr. Wendell P. Weeks and Mr. Peter C. Wendell.

Information on the nominees follows.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Nominees for Director

Leslie A. Brun Age—58 2009

Chairman and Chief Executive Officer, SARR Group, LLC since March 2006, prior to which he was Chairman Emeritus of Hamilton Lane from 2003 to March 2006.

Non-Executive Chairman of the Board, Automatic Data Processing, Inc. since 2003 (global provider of business outsourcing solutions); Director, Broadridge Financial Solutions, Inc. since 2007 (investment consulting service provider); Trustee, University at Buffalo Foundation, Inc. and Former Trustee, The Episcopal Academy; Member, Council on Foreign Relations. Mr. Brun was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2008 to November 2009 and Philadelphia Media Holdings, LLC.

In deciding to nominate Mr. Brun, the Board considered his extensive finance, management, investment banking, commercial banking and financial advisory experience, as well as his track record of achievement and sound judgment as demonstrated by his history as the Chairman and CEO of SARR Group LLC (investment holding company), and former Chairman Emeritus, Chairman and founder of Hamilton Lane (a leading advisory and management firm). Mr. Brun’s depth of financial expertise is also demonstrated by his experience as a Managing Director and co-founder of the investment banking group of Fidelity Bank, Vice President in the Corporate Finance Division of E.F. Hutton & Co., Vice President of Lloyds International Corporation and Assistant Vice President and Chief Credit Officer of Chemical Bank in Seoul. In addition, his directorships at other public companies, including serving on the audit committee of Automatic Data Processing Inc., provide him with broad experience on governance issues facing public companies.

Thomas R. Cech, Ph.D. Age—63 2009

Investigator, Howard Hughes Medical Institute, and President from January 2000 to March 2009; Faculty, University of Colorado since 1978.

Trustee, Grinnell College; Member, U.S. National Academy of Sciences. Dr. Cech was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from May to November 2009.

In deciding to nominate Dr. Cech, the Board considered his extensive scientific expertise relevant to the pharmaceutical industry, including being a Nobel Prize winning chemist and a Professor at the University of Colorado. In addition, his role as the former President of the Howard Hughes Medical Institute provides Dr. Cech with extensive managerial experience with direct relevance to scientific research.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Richard T. Clark Age—64 2009

Chairman of the Board, Merck & Co., Inc., since November 2009. Mr. Clark was Chief Executive Officer from November 2009 to December 2010, and was President from November 2009 to April 2010.

Vice Chairman, Project HOPE; Chair, Penn Cardiovascular Institute Leadership Council; Trustee, PENN Medicine, Washington & Jefferson College and The Conference Board. Mr. Clark served as Chairman, Nominating & Compensation Committee (from 2009 to 2010) and Federal Health Care Legislation Committee (from 2008 to 2009) of the Pharmaceutical Research and Manufacturers of America (PhRMA) and Director, United Negro College Fund from 2007 to 2009. Mr. Clark also served as Chairman of the Board (April 2007 to November 2009), President and Chief Executive Officer (May 2005 to November 2009), and President, Merck Manufacturing Division (June 2003 to May 2005) of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.).

In deciding to nominate Mr. Clark, the Board considered Mr. Clark’s broad managerial expertise, operational expertise and deep institutional knowledge, as well as his track record of achievement, integrity and sound judgment demonstrated throughout his career with Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) and as Chairman, President and Chief Executive Officer of the Company.

Kenneth C. Frazier Age—56 2011

President and Chief Executive Officer, Merck & Co., Inc. since January 2011, prior to which he was President since May 2010. Prior to his appointment as President, Mr. Frazier served as Executive Vice President and President, Global Human Health of the Company (since November 2009) and Merck Sharp & Dohme Corp. (2007 to 2009).

Director, Exxon Mobil Corporation, The Pennsylvania State University and Cornerstone Christian Academy in Philadelphia, P.A.; Member, Council on Foreign Relations, the Council of the American Law Institute and the American Bar Association. Mr. Frazier also served as Executive Vice President and General Counsel (November 2006 to August 2007), and Senior Vice President and General Counsel (December 1999 to November 2006) of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.).

In deciding to nominate Mr. Frazier, the Board considered Mr. Frazier’s broad managerial and operational expertise and deep institutional knowledge, as well as his track record of achievement, integrity and sound judgment demonstrated throughout his career with Merck & Co., Inc., Merck Sharp & Dohme Corp. and prior to joining Merck.

Thomas H. Glocer Age—51 2009

Chief Executive Officer, Thomson Reuters Corporation, prior to which he was Chief Executive Officer of Reuters Group PLC from July 2001 to April 2008.

Director, Thomson Reuters Corporation since 2008 and Partnership for New York City; Member, International Business Council of the World Economic Forum, President’s Council on International Activities at Yale University, European Business Leaders Council, International Advisory Board of British American Business Inc., International Business Advisory Council London, Madison Council of the Library of Congress, Council on Foreign Relations, The Business Council, Advisory Board of the Judge Institute of Management at Cambridge University and the Columbia College Board of Visitors. Mr. Glocer was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2007 to November 2009 and Reuters Group PLC from 2000 to 2008.

In deciding to nominate Mr. Glocer, the Board considered his extensive management, operational and international business expertise, and his track record of achievement and sound judgment as demonstrated by his history as the CEO and a director at Thomson Reuters Corporation (information and services company for businesses and professionals).

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Steven F. Goldstone Age—65 2009

Retired Chairman and Chief Executive Officer, RJR Nabisco, Inc. from 1995 to 2000; Managing Partner, Silver Spring Group (private investment firm) for more than five years.

Non-Executive Chairman, ConAgra Foods, Inc. since 2003 (consumer foods and commercial products company); Director, Greenhill & Co., Inc. since 2003 (global investment banking firm); Chairman, Founders Hall Foundation; and Trustee, The Aldrich Contemporary Art Museum. Mr. Goldstone was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2007 to November 2009 and Trane, Inc. (formerly American Standard Companies, Inc.) from 2002 to 2008 (indoor climate control systems and services company).

In deciding to nominate Mr. Goldstone, the Board considered his extensive management, operational and financial expertise, as well as his track record of achievement and sound judgment as demonstrated by his tenure as Chairman and CEO of RJR Nabisco, Inc. (consumer product company). Further, his experience on the boards of other public companies provides him with broad experience on governance issues facing public companies.

William B. Harrison, Jr. Age—67 2009

Retired Chairman of the Board, JPMorgan Chase & Co., since December 31, 2006, prior to which he was Chairman from November 2001 and Chief Executive Officer from December 2000 until December 2005.

Chairman, Community Bancorp since 2010 (bank holding company); Director, Aurora Capital Group since 2007 (private equity firm), Cousins Properties Incorporated since 2006 (diversified development company), Lincoln Center for the Performing Arts since 2006, RecoverCare LLC since 2009 (healthcare company) and The University of North Carolina Endowment Fund; Member, The Business Council, Board of Overseers of Memorial Sloan-Kettering Cancer Center and the National September 11 Memorial Museum Foundation. Mr. Harrison was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 1999 to November 2009.

In deciding to nominate Mr. Harrison, the Board considered his extensive management, operational, financial and investment banking experience as well as his track record of achievement and sound judgment as demonstrated by his tenure as Chairman and CEO of JPMorgan Chase & Co. (financial services company). In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Harry R. Jacobson, M.D. Age—63 2009

Vice Chancellor, Health Affairs, Emeritus, Vanderbilt University, since June 2009, prior to which he was Vice Chancellor, Health Affairs for more than five years.

Non-Executive Chairman, CeloNova BioSciences, Inc. since 2004 (developer of novel medical devices); Director, BioNumerik Pharmaceuticals, Inc. since 2009 (drug development company), Ingram Industries, Inc. since 2003 (book wholesaler company) and Kinetic Concepts, Inc. since 2003 (medical equipment company); Member, American Society of Clinical Investigation, Association of American Physicians, Society of Medical Administrators, and the Institute of Medicine of the National Academy of Sciences. Dr. Jacobson was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2007 to November 2009.

In deciding to nominate Dr. Jacobson, the Board considered his extensive scientific and medical expertise relevant to the pharmaceutical industry, including his positions as the former Vice Chancellor for Health Affairs and as a Professor of Medicine at Vanderbilt University. In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

William N. Kelley, M.D. Age—71 2009

Professor of Medicine, Biochemistry and Biophysics, University of Pennsylvania School of Medicine for more than five years.

Director, Beckman Coulter, Inc. since 1994 (laboratory instrument company) and GenVec, Inc. since 2002 (gene therapy company); Fellow, American Academy of Arts and Sciences; Master, American College of Physicians and American College of Rheumatology; Member, American Philosophical Society and Institute of Medicine of the National Academy of Sciences; and Trustee, The Robert W. Woodruff Health Sciences Center of Emory University and Emeritus Trustee, Emory University. Dr. Kelley was also a director of Advanced Bio-Surfaces, Inc. from 2001 to 2008 (a medical device company), Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 1992 to November 2009 and PolyMedix, Inc. from 2005 to 2009 (emerging biotechnology company).

In deciding to nominate Dr. Kelley, the Board considered his extensive scientific and medical expertise relevant to the pharmaceutical industry including his position as a Professor of Medicine, Biochemistry and Biophysics at the University of Pennsylvania School of Medicine. In addition, his position as the former Chief Executive Officer of the University of Pennsylvania Medical Center and Health System, Dean of the School of Medicine and Executive Vice President of the University of Pennsylvania from 1989 to 2000, provides Dr. Kelley with extensive managerial experience with direct relevance to scientific research. His directorships at other public companies also provide him with broad experience on governance issues facing public companies.

C. Robert Kidder Age—66 2005

Chairman and Chief Executive Officer, 3Stone Advisors LLC since August 2006. Mr. Kidder was a Principal of Stonehenge Partners, Inc. from April 2004 to July 2006.

Chairman of the Board of Directors, Chrysler Group LLC since June 2009; Director, Morgan Stanley since 1994 (investment bank) and Microvi Biotech Inc. since 2008 (water filtration company); Board of Trustees, Nationwide Children’s Hospital (Columbus) since 1998, Ohio University since 2003 and Wexner Center Foundation since 1999.

In deciding to nominate Mr. Kidder, the Board considered his extensive management, operational and financial expertise as well as his track record of achievement and sound judgment as demonstrated by his history as the Chairman and CEO of 3Stone Advisors LLC (private investment firm), former Principal of Stonehenge Partners, Inc. (private investment firm), former Chairman and CEO of Duracell International Inc. (battery manufacturer) and former Chairman and CEO of Borden Chemicals, Inc. (specialty chemicals company). In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Rochelle B. Lazarus Age—63 2009

Chairman, Ogilvy & Mather Worldwide, since January 1, 2009, prior to which she was Chairman and Chief Executive Officer from 1996 to 2008.

Director, General Electric since 2000 (diversified technology, media and financial services company), Partnership for New York City and World Wildlife Fund. Trustee, New York Presbyterian Hospital since 1995, American Museum of Natural History since 2003 and Lincoln Center for the Performing Arts. Also serves as Member, Board of Overseers, Columbia Business School since 1993, The Business Council, Council on Foreign Relations, and President’s Council on International Activities at Yale University. Ms. Lazarus was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2004 to November 2009.

In deciding to nominate Ms. Lazarus, the Board considered her extensive management, marketing and communications expertise as well as her track record of achievement and sound judgment as demonstrated by her history as the Chairman and former CEO of Ogilvy & Mather Worldwide (global advertising and marketing communication company). Her role as Trustee of New York Presbyterian Hospital has enabled her to obtain experience in overseeing the management of medical providers, a key stakeholder of the Company. In addition, her directorship at General Electric provides her with broad experience on governance issues facing public companies.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Carlos E. Represas Age—65 2009

Retired Executive Vice President—Head of the Americas, Nestlé, S.A., Switzerland from 1994 to 2004.

Retired Chairman, Nestlé Group Mexico, from 1983 to 2010. Director, Bombardier Inc. since 2004 (aerospace & transportation company), Swiss Re Group and Swiss Re America Holding Corporation since 2010 (reinsurance and insurance companies); Board Member, Mexican Health Foundation since 1985 (not-for-profit private organization); Chairman of the Board of Trustees, National Institute of Genomic Medicine, Ministry of Health, Mexico since 2004; Member, Latin America Business Council. Mr. Represas was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from February to November 2009 and served on the board of Vitro S.A.B. de C.V. from 1998 to 2008 (glass manufacturing company).

In deciding to nominate Mr. Represas, the Board considered his extensive management, operational and international business experience as well as his track record of achievement and sound judgment as demonstrated by his tenures as the Chairman, CEO and President of Nestlé Group Mexico (nutrition, health and wellness company) and Executive Vice President—Head of the Americas, Nestlé S.A., (nutrition, health and wellness company). Mr. Represas worked for Nestlé for 36 years in the United States, Brazil, Spain, Ecuador, Venezuela, Mexico and Switzerland. In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Patricia F. Russo Age—58 1995

Retired Chief Executive Officer and Director, Alcatel-Lucent from December 2006 through September 2008. Ms. Russo served as Chairman from 2003 to 2006 and Chief Executive Officer and President from 2002 to 2006 of Lucent Technologies Inc. until its merger with Alcatel.

Director, Alcoa Inc. since 2008 (leading producer and manager of aluminum), Hewlett-Packard since 2011 (a technology company) and Lead Director, General Motors Company since 2009 (auto manufacturer); Chairman, Partnership For a Drug-Free America since 2010; Member, The Business Council and The Economic Club of New York.

In deciding to nominate Ms. Russo, the Board considered her extensive management, operational, international business and financial expertise as well as her track record of achievement and sound judgment as demonstrated by her history as the former CEO and a director of Alcatel-Lucent (communications company) and Lucent Technologies (communications company). In addition, her directorships at other public companies provide her with broad experience on governance issues facing public companies.

Thomas E. Shenk, Ph.D. Age—64 2009

Elkins Professor, Department of Molecular Biology, Princeton University since 1984. Dr. Shenk was also the Chairman from 1996 to 2004.

Director, Fox Chase Cancer Center since December 2009; Fellow, American Academy of Arts and Sciences; Member, American Academy of Microbiology and National Academy of Sciences and its Institute of Medicine. Dr. Shenk was also a director of Cell Genesys, Inc. from 2001 to 2009 (biotechnology company), CV Therapeutics, Inc. from 2004 to 2009 (biotechnology company) and Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2001 to November 2009.

In deciding to nominate Dr. Shenk, the Board considered his extensive scientific expertise relevant to the pharmaceutical industry including his positions as the Elkins Professor and Chairman of the Department of Molecular Biology at Princeton University. In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Anne M. Tatlock Age—71 2009

Retired Chairman of the Board, Fiduciary Trust Company International. Ms. Tatlock served as Chairman of the Board from June 2000 to December 31, 2006 and Chief Executive Officer from September 1999 to December 31, 2006.

Director, Fortune Brands, Inc. since 1996 (leading diversified consumer products company) and Franklin Resources, Inc. since 2001 (leading global asset management and mutual fund company); Chairman, The Andrew W. Mellon Foundation; Honorary Chair, Executive Committee of the American Ballet Theatre Foundation; Fellow, American Academy of Arts and Sciences; Member, Council on Foreign Relations; Trustee, Howard Hughes Medical Institute, The Mayo Clinic and The National September 11 Memorial & Museum Foundation. Ms. Tatlock was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2000 to November 2009.

In deciding to nominate Ms. Tatlock, the Board considered her extensive management, operations and financial expertise as well as her track record of achievement and sound judgment as demonstrated by her history as the former Chairman and CEO of Fiduciary Trust Company International (global asset management services) as well as serving as Vice Chairman of Franklin Resources from 2001 to January 2007. Her role as Trustee of the Howard Hughes Medical Institute has allowed her to obtain experience in overseeing the management of scientific research. As Trustee of The Mayo Clinic, Ms. Tatlock has gained experience in overseeing medical research, education and patient care. In addition, her directorships at other companies provide her with broad experience on governance issues facing public companies.

Craig B. Thompson, M.D. Age—57 2008

President and Chief Executive Officer of Memorial Sloan-Kettering Cancer Center since November 2010 and Professor of Medicine at the University of Pennsylvania School of Medicine since 1999. Dr. Thompson was Director of the Abramson Cancer Center from 2006 to November 2010, a Professor of Medicine, Investigator in the Howard Hughes Medical Institute, and Director of the Gwen Knapp Center for Lupus and Immunology Research at the University of Chicago from 1993 to 1999.

Director, American Association for Cancer Research; Fellow, American Academy of Arts and Sciences; Member, Medical Advisory Board of the Howard Hughes Medical Institute and The National Academy of Sciences and its Institute of Medicine.

In deciding to nominate Dr. Thompson, the Board considered his extensive scientific and medical expertise relevant to the pharmaceutical industry and the Company’s research focus including his positions as President and CEO of Memorial Sloan-Kettering Cancer Center, Professor of Medicine at the University of Pennsylvania School of Medicine and past experience as the Director of the Abramson Cancer Center and Associate Vice President for Cancer Services of the University of Pennsylvania Health System.

Name, Age and Year First Elected Director	Business Experience, Other Directorships or Significant Affiliations and Qualifications

Wendell P. Weeks Age—51 2009

President since December 2010 and Chairman and Chief Executive Officer, Corning Incorporated, since April 2007, prior to which he was President and Chief Executive Officer from April 2005 to April 2007, and President and Chief Operating Officer from April 2002 to April 2005.

Director, Corning Incorporated since 2000; Trustee, Lehigh University since 2006. Mr. Weeks was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2004 to November 2009.

In deciding to nominate Mr. Weeks, the Board considered his extensive management, commercial, operational and financial expertise as well as his track record of achievement and sound judgment as demonstrated by history at Corning Incorporated (technology company in the telecommunications, information display and advanced materials industries) which he joined in 1983 and where he served as Vice President and Deputy General Manager of the Telecommunications Products division in 1995, Vice President and General Manager in 1996, Senior Vice President in 1997, Senior Vice President of Opto-Electronics in 1998, Executive Vice President in 1999, President, Corning Optical Communications in 2001, President and Chief Operating Officer of Corning in 2002, and President and CEO in 2005. He became Chairman and CEO of Corning Incorporated in April of 2007 and President in December 2010.

Peter C. Wendell Age—60 2009

Managing Director, Sierra Ventures for more than five years; Retired Chairman and Director, Princeton University Investment Co. since June 30, 2008, prior to which he was Chairman from July 1, 2003 and Director from July 1, 1998. Faculty, Stanford University Graduate School of Business since July 1, 1990.

Charter Trustee and Board officer, Princeton University; Mr. Wendell was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2003 to November 2009.

In deciding to nominate Mr. Wendell, the Board considered his extensive management, financial and venture capital expertise as demonstrated by his history as a Managing Director and the CFO of Sierra Ventures (technology-oriented venture capital firm with an ownership stake in more than 50 companies), his status as a Lecturer in strategic management at the Stanford University Graduate School of Business for the past 20 years, and his former Chairmanship of the $14 billion Princeton University endowment.

CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board has the legal responsibility for overseeing the affairs of the Company and for the overall performance of the Company. The Board selects and oversees senior management, who are charged by the Board with conducting the daily business of the Company.

The Board has adopted corporate governance principles (the Policies of the Board), which, in conjunction with our Restated Certificate of Incorporation, By-Laws and Board committee charters, form the governance framework for the Board and its Committees. Among the areas addressed by the Policies of the Board are Philosophy and functions of the Board, Composition of the Board including Lead Director responsibilities, Qualifications of Members, Assessment of the Board, Board committee responsibilities, director transition and retirement, service on other boards, director compensation, stock ownership guidelines, Chairmanship of Meetings, Director Orientation and Continuing Education, Incumbent Director Resignation and Related Person Transactions. From time to time, the Board revises the Policies of the Board in response to changing regulatory requirements, evolving best practices, and the perspectives of our shareholders and other constituents. The Policies of the Board are available on our web site at www.merck.com/about/leadership.

Board’s Role in Strategic Planning

In connection with its responsibility for overseeing the affairs of the Company, the Board of Directors has an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s six standing committees (Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee), the Board is fully involved in the Company’s strategic planning process.

Each year, typically in the summer, senior management will set aside a specific period to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Strategic areas of importance will include basic research and clinical development, global marketing and sales, manufacturing strategy, capability and capacity, and the public and political environments that affect the Company’s business and operations. Specific operating priorities will be developed to effectuate the Company’s long-range plan. Some of the priorities will be short-term in focus; others will be based on longer-term planning horizons. Senior management will review the conclusions reached at its summer meeting with the Board at one or more meetings that will usually occur in the fall. These meetings will be focused on corporate strategy and will involve both management presentations and input from the Board regarding the assumptions, priorities and strategies that will form the basis for management’s operating plans and strategies.

At subsequent Board meetings, the Board continues to substantively review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations. For example, in the fall, the Board typically reviews the Company’s overall annual performance and considers the following year’s operating budget and capital plan. In this time period, the Board also usually finalizes specific criteria against which the Company’s performance will be evaluated for the following year. In addition, Board meetings held throughout the year target specific strategies (for example, basic research) and critical areas (for example, U.S. healthcare public policy issues) for extended, focused Board input and discussion. These time frames are flexible, however, and the Board adjusts its meeting agendas and plans to reflect business priorities and developments.

The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these procedures, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Independence of Directors

The Policies of the Board require that a substantial majority of the members of the Board of Directors be independent members. In making independence determinations, the Board observes all criteria for independence established by the SEC and the New York Stock Exchange (“NYSE”). The Board considers all relevant facts and circumstances in making an independence determination. To be considered independent, an outside director must meet the bright line independence tests established by the NYSE and the Board must affirmatively determine that the director has no direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits—or has the potential to impair or inhibit—a director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders.

Categorical Independence Standards

As contemplated by the NYSE rules, the Board has adopted categorical standards as part of the Policies of the Board to assist it in making independence determinations. The standards as set forth in the Policies of the Board are available on our website at www.merck.com/about/leadership. In accordance with the NYSE rules, independence determinations under the categorical standards will be based upon a director’s relationships with the Company during the three years preceding the determination. The categorical standards provide that the following will not be considered material relationships that would impact a director’s independence:

1.	The director is an executive officer or employee or any member of his or her immediate family is an executive officer of another organization that does business with the Company, and the annual payments to or payments received from that organization during any single fiscal year during the evaluation period are less than the greater of $1 million or 2% of the other organization’s consolidated gross revenues.

2.	The director or any member of his or her immediate family serves as an executive officer of a charitable, educational or other non-profit organization that receives contributions from the Company or The Merck Company Foundation in a single fiscal year of less than the greater of $1 million or 2% of that organization’s annual consolidated gross revenues during its last completed fiscal year. The Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.

3.	Subject to standard 11 below, the director is a director or trustee, but not an executive officer nor employee, or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s external auditor) that does business with, or receives charitable contributions from, the Company.

4.	More than three years have elapsed since:

a.	the director was an employee of the Company, or

b.	an immediate family member of the director was an executive officer of the Company, or

c.	an executive officer of the Company served on the board of directors of a company that employs or employed the director, or an immediate family member of the director, as an executive officer.

5.	An immediate family member is or has been an employee of the Company, provided that such family member is not, and has not been for a period of at least three years, an executive officer of the Company.

6.	Subject to standard 8 below, the director does not receive more than $120,000 annually in direct compensation from the Company, other than through retainers, meeting fees, deferred compensation for prior services (provided that such compensation is not contingent in any way on continued service) and an annual stock option grant provided as the Company’s annual compensation to all Directors pursuant to the Non-Employee Directors Stock Option Plan, as amended and restated from time to time.

7.	No immediate family member of the director receives more than $120,000 per year in direct compensation from the Company.

8.	In the case of Audit Committee members, no immediate family member receives direct compensation or other fees from the Company and the Audit Committee members otherwise meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

9.	Neither the director nor his or her immediate family members serves as a paid consultant or advisor to the Company or to an executive officer of the Company.

10.	The director or any member of his or her immediate family holds less than a 10% interest in any other organization that has a relationship with the Company.

11.	With respect to the Company’s independent external auditors:

a.	The director is not a current partner nor employee of the external auditor, and

b.	No immediate family member is a current partner of the external auditor nor an employee of the external auditor who personally works on the Company’s audit, and

c.	Within the past three years, neither the director nor an immediate family member of the director was a partner or an employee of the external auditor and personally worked on the Company’s audit during that time.

The Board, through its Committee on Corporate Governance, reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

Independence Determinations

In accordance with the NYSE Corporate Governance Listing Standards and the categorical standards set forth above, the Board reviewed all relationships between the Company and each director and director nominee and has determined that, with the exception of Richard T. Clark and Kenneth C. Frazier, who are Company employees, each non-management director (Leslie A. Brun, Thomas R. Cech, Thomas H. Glocer, Steven F. Goldstone, William B. Harrison, Jr., Harry R. Jacobson, William N. Kelley, C. Robert Kidder, Rochelle B. Lazarus, Carlos E. Represas, Patricia F. Russo, Thomas E. Shenk, Anne M. Tatlock, Craig B. Thompson, Wendell P. Weeks and Peter C. Wendell) has only immaterial relationships with the Company, and accordingly each is, independent under these standards. The Board has also determined that each member of the Audit Committee, the Committee on Corporate Governance, and the Compensation and Benefits Committee is independent within the meaning of the NYSE listing standards and rules of the SEC.

In making these determinations, the Board considered relationships that exist between the Company and other organizations where each of the Directors serves, and that in the ordinary course of business, transactions may occur between the Company and such organizations. The Board also evaluated whether there were any other facts or circumstances that might impair a director’s independence. In particular, the Board examined payments for information, data and content services made by the Company to Thomson Reuters Corporation for which Mr. Glocer is the Chief Executive Officer, payments for research-related services made by the Company to Vanderbilt University, for which Dr. Jacobson served as an executive officer of the University in his position as Vice Chancellor, Health Affairs, and became Vice Chancellor, Health Affairs Emeritus in June 2009, and payments for advertising and marketing-related services made by the Company to Ogilvy & Mather Worldwide (“Ogilvy”), for which Ms. Lazarus serves as Chairman, and previously also served as Chief Executive Officer, as well as to WPP Group, plc, of which Ogilvy is a subsidiary. The Board reviewed the transactions with each of these organizations and determined that they were made in the ordinary course of business, the directors had no role with respect to the Company’s decision to make any of the purchases and the aggregate amounts in each case were less than 1% of the consolidated gross revenues of the other organization and the Company. In addition,

Dr. Cech, Dr. Kelley and Dr. Thompson are employed at medical institutions and Dr. Shenk is a Director at a medical institution with which the Company engages in ordinary course of business transactions in the form of purchases and sales. The Board reviewed all transactions with each of these entities and determined that the directors had no role with respect to the Company’s decision to make any of the purchases or sales and the aggregate amounts in each case were less than 1% of the consolidated gross revenues of the other organization and the Company.

Board Leadership Structure

The Board of Directors is currently led by Richard T. Clark, who serves as the Chairman of the Board, and by Mr. William B. Harrison, Jr., an independent director, who serves as the Board’s Lead Director in accordance with the Policies of the Board.

The duties and responsibilities of the Lead Director as set out in the Policies of the Board include:

•	Presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board;

•	Serving as the principal liaison on board-wide issues between the independent members of the Board and the Chairman of the Board;

•	Approving meeting agendas for the Board and conferring with management on the supporting material to be sent to the Board for meetings;

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	The authority to call meetings of the independent members of the Board;

•	Being available for consultation and direct communication with major stockholders, as appropriate;

•	Serving as a liaison between the Board and stockholders on investor matters.

The Board of Directors has six standing committees, each of which is comprised solely of independent directors and is led by an independent chair. The role of these committees is described beginning on page 20.

The Board believes that the Company and its shareholders are well-served by the Board’s current leadership structure, having an independent Lead Director vested with key duties and responsibilities and six independent Board committees chaired by independent directors provides a formal structure for strong independent oversight of the Chairman, the Chief Executive Officer and the rest of our management team.

Risk Oversight

The Board of Directors has two primary methods of overseeing risk. The first method is through its Enterprise Risk Management (“ERM”) process which allows for full Board oversight of the most significant risks facing the Company. The second is through the functioning of the Board committees.

The Board of Directors established the ERM process to ensure a complete company-wide approach to risk over five distinct but overlapping core areas:

1.	Strategy (Macro risks which may impact our ability to achieve long-term business objectives);

2.	Operations (Risks in operations which may impact our ability to achieve business objectives);

3.	Compliance (Risks related to compliance with laws, regulations and Company policies);

4.	Reporting (Risks to maintaining accurate financial statements and timely, complete financial disclosures); and

5.	Reputation and Responsibility (Risks which may impact our reputation or the well-being of the Company or its employees).

The goal of the ERM process is to provide an ongoing process, effected at all levels of the Company across each business unit and corporate function, to identify and assess risk, monitor risk, and agree on mitigating action. Where the ERM process identifies a material risk, it will be elevated through the CEO, Executive Committee and Chief Strategy Officer to the full Board of Directors for its consideration.

The Audit Committee will periodically review the ERM process to ensure that it is robust and functioning effectively.

In addition to the ERM process, each committee of the Board oversees specific areas of risk relevant to the committee through direct interactions with the CEO, members of the Executive Committee and the heads of business units and corporate functions. For instance, the Audit Committee oversees risk relating to Finance, IT, Business Integrity and Sarbanes-Oxley reporting through its interactions with the CFO, Controller, and Head of Internal Audit. A committee may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full Board.

The separate ERM process and Board committee approach to risk management leverages the Board’s leadership structure to ensure that risk is overseen by the Board on both a Company-wide approach and through specific areas of competency.

Related Person Transactions

Related Person Transaction Policy

The Board of Directors has adopted a policy (the “Policy”) governing the review and approval of any transactions that Company management determines would be required to be publicly disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K (“Item 404(a)”).

The Policy requires that related person transactions, and any material amendments or modifications to such transactions shall be subject to review, approval or ratification by the Board, or a committee of the Board, and monitoring in accordance with the standards set forth below. The Policy is administered by the Committee on Corporate Governance and is contained in the Policies of the Board.

The following process and guidelines are followed by the Committee on Corporate Governance in determining whether to approve a related person transaction:

•

Company management is responsible for identifying transactions that are or would be related person transactions requiring review under this Policy through annual submission of and any interim update to Director and Officer questionnaires (“D&O Questionnaire”) or conflict of interest certifications, review of existing or proposed transactions with any shareholders owning five percent or greater of the Company’s outstanding common stock as of the date upon which we received notice of such party’s status as a related person, and through other disclosures to and reviews by management. Management is required to provide the Committee on Corporate Governance all material information relevant to all related person transactions, with the exception of related person transactions that are excluded from the reporting requirements under Item 404(a), which shall not be subject to review, approval or ratification by the Committee on Corporate Governance pursuant to this policy.

•

Charitable contributions, grants or endowments by us to a university or other academic institution at which a related person’s only interest is as a professor of such university or other academic institution and the aggregate amount involved does not exceed 0.5% of the recipient organization’s total annual revenues shall be deemed pre-approved pursuant to this policy. Notwithstanding the foregoing, a charitable contribution, grant or endowment shall not be deemed pre-approved where the related person has any role in the proposal or review of the contribution, grant or endowment or will specifically benefit from it personally or professionally.

•

The members of the Committee on Corporate Governance review the material facts of related person transactions, and the disinterested members of the Committee shall either approve or disapprove of the transactions. The Committee only approves the transaction(s) if it determines that such transaction(s) is fair and reasonable. If advance approval by the Committee is not feasible, then the related person transaction is considered and, if the Committee determines it be appropriate, ratified by the disinterested members of the Committee. If after considering the relevant facts and circumstances in connection with such transaction, the Committee determines that it cannot ratify the related person transaction, then the Committee takes such course of action as it deems appropriate under the circumstances.

•

As necessary, the Committee reviews approved (including pre-approved) or ratified related person transactions throughout the duration of the term of the transaction, but no less than annually, to ensure that such transaction remains fair and reasonable.

•

In determining whether a related person transaction is fair and reasonable, the Committee considers all relevant factors, including as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those generally available to an unaffiliated third party under the same or similar circumstances; (iv) the extent of the related person’s interest in the transaction; (v) the potential for the transaction to lead to an actual or apparent conflict of interest; and (vi) the impact on a director’s independence in the event the related person is a director or director nominee, an immediate family member of a director or director nominee, or an entity in which a director or director nominee is a partner, shareholder or executive officer.

Certain Related Person Transactions

Each director, director nominee and executive officer of Merck annually completes and submits to the Company a D&O Questionnaire. The D&O Questionnaire requests, among other things, information regarding whether any director, director nominee, executive officer or their immediate family members had an interest in any transaction, or proposed transaction, with Merck, or has a relationship with a company which had or proposes to enter into such a transaction.

After review of the D&O Questionnaires by the Office of the Secretary, the responses are collected, summarized and distributed to responsible areas within the Company to identify any potential transactions. All relevant relationships and any transactions, along with payables and receivables, are compiled for each person and affiliation. Management submits a report of the affiliations, relationships, transactions and appropriate supplemental information to the Board’s Committee on Corporate Governance, which is comprised of independent directors, for its review.

Upon review by the Committee on Corporate Governance of the report of related person transactions, no transactions concerning our directors, executive officers or immediate family members of these individuals require disclosure under Item 404(a).

Board Committees

The Board of Directors has six standing committees, each of which is comprised solely of independent Directors: Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee. In addition, the Board from time to time establishes special purpose committees.

Members of the individual standing committees, as of April 1, 2011, are named below:

Audit	Corporate Governance	Compensation and Benefits	Finance	Public Policy and Social Responsibility	Research
L. A. Brun (*)	T. H. Glocer	T. H. Glocer	L. A. Brun	H. R. Jacobson	T. R. Cech
T. R. Cech	W. B. Harrison, Jr.(*)	S. F. Goldstone	C. R. Kidder	R. B. Lazarus	H. R. Jacobson
S. F. Goldstone	A. M. Tatlock	W. B. Harrison, Jr.	R. B. Lazarus	C. E. Represas	W. N. Kelley (*)
C. R. Kidder	C. B. Thompson	W. N. Kelley	W. P. Weeks (*)	P. F. Russo	T. E. Shenk
C. E. Represas	W. P. Weeks	P. F. Russo		T. E. Shenk (*)	C. B. Thompson
		A. M. Tatlock (*)			P. C. Wendell
P. C. Wendell

(*)	Chairperson

The Audit Committee is governed by a Board-approved charter that contains, among other things, the Audit Committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent registered public accounting firm (the independent auditors) on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains our independent auditors. It maintains direct responsibility for the compensation, termination and oversight of our independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee also monitors compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and reports on these items to the Board. The Audit Committee also oversees the ERM process. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described on page 65 of this proxy statement and the approval of the annual internal audit plan as executed by the Internal Audit organization. Further, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, which are described under Shareholder Communications with the Board on page 25 of this proxy statement. The Audit Committee’s Report is included on page 65 of this proxy statement and the Audit Committee Charter is available on our website www.merck.com/about/leadership.

Financial Expert on Audit Committee:    The Board has determined that Mr. Leslie A. Brun, who currently is the Chairman and Chief Executive Officer of SARR Group, LLC (investment holding company), is the Audit Committee financial expert. The Board made a qualitative assessment of Mr. Brun’s level of knowledge and experience based on a number of factors, including his formal education, extensive finance, management, investment banking, commercial banking and financial advisory experience, as well as his track record of achievement and sound judgment as demonstrated by his service as the Chairman and CEO of SARR Group LLC, and former Chairman Emeritus, Chairman and founder of Hamilton Lane (a leading advisory and management firm). Mr. Brun’s depth of financial expertise is also demonstrated by his experience as a Managing Director and co-founder of the investment banking group of Fidelity Bank, Vice President in the Corporate Finance Division of E.F. Hutton & Co., Vice President of Lloyds International Corporation and Assistant Vice President and Chief Credit Officer of Chemical Bank in Seoul.

The Committee on Corporate Governance considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company. As part of its duties, the Committee on Corporate Governance assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation.

The Committee on Corporate Governance also acts as a screening and nominating committee for candidates considered for nomination by the Board for election of directors. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee on Corporate Governance evaluates prospective nominees identified on its own initiative as well as candidates referred or recommended to it by Board members, management, shareholders or search consultants. The Committee on Corporate Governance uses the same criteria for evaluating candidates recommended by shareholders in accordance with the procedures outlined below as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, a proposed or recommended candidate must meet the following criteria, which are also set forth in the Policies of the Board: (a) be of proven integrity with a record of substantial achievement in an area of relevance to the Company; (b) have demonstrated ability and sound judgment that usually will be based on broad experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual stockholder meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. In addition, while the Committee on Corporate Governance does not have a formal diversity policy, diversity is a factor considered when identifying prospective nominees. Nominees are selected so that the Board of Directors represents a diversity of expertise in areas needed to foster the Company’s business success, including science, finance, operations, manufacturing, commercial activities, marketing, international business, and governance. In addition, nominees are selected so that the Board of Directors represents a diversity of personal characteristics, including gender, race, ethnic origin and national background. When identifying potential candidates the Committee on Corporate Governance retained independent search firms to assist in identifying candidates that reflected these diversity objectives and it is expected that the current Committee on Corporate Governance will continue this practice as necessary. Evaluation of proposed or recommended candidates occurs on the basis of materials submitted by or on behalf of the proposed or recommended candidate. If a proposed or recommended candidate continues to be of interest to the Committee on Corporate Governance, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews. As explained beginning on page 3, the Committee on Corporate Governance also oversees the Board’s Incumbent Director Resignation Policy.

In addition to being able to recommend candidates for nomination by the Board, shareholders may themselves nominate a candidate or candidates for election as directors. For a shareholder to nominate a candidate or candidates for election as a director at the 2012 Annual Meeting, the shareholder must deliver to the Secretary of the Company by January 25, 2012 a written notice of the shareholder’s intention to nominate the candidate or candidates. As set forth in our By-Laws, the notice of nomination must contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. All the director nominees named in this proxy statement met the Board’s criteria for membership and were recommended by the Committee on Corporate Governance for election by shareholders at this Annual Meeting.

The Committee on Corporate Governance Charter, the Company’s By-Laws and the Policies of the Board, which are the Company’s corporate governance guidelines, are available on our website www.merck.com/about/leadership.

The Compensation and Benefits Committee in general:

•

Establishes and maintains a competitive, fair and equitable compensation and benefits policy designed to retain and motivate executives on behalf of the Company and to attract necessary additions to the staff with the appropriate qualifications;

•	Discharges the Board’s responsibilities for compensating our executives;

•	Oversees and monitors

•	competence and qualifications of our senior management,

•	senior management succession,

•	soundness of the organizational structure, and

•	other related matters necessary to ensure the effective management of the business; and

•	Reviews the Compensation Discussion and Analysis (“CD&A”) for inclusion in our proxy statement.

More specifically, the Compensation and Benefits Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation—that is, changes in base salary, and non-equity and equity incentive plan compensation—of the Chairman, the Chief Executive Officer (“CEO”) and other executive officers; evaluates their performance against these goals and objectives; and, based on this evaluation, sets their target total direct compensation and determines payouts under our variable compensation plans. The details of the processes and procedures involved are described in the CD&A beginning on page 28. The independent members of the full Board ultimately make the final decisions regarding the Chairman and the CEO’s total direct compensation.

The Compensation and Benefits Committee Charter is available on our website www.merck.com/about/leadership.

The Compensation and Benefits Committee Report is included on page 41 of this proxy statement.

Role of Compensation Consultants.    The Compensation and Benefits Committee retains the services of a compensation consultant to serve as an objective third-party advisor on the reasonableness of compensation levels and on the appropriateness of the compensation program structure in supporting our business strategy and human resource objectives. In 2010, the Committee retained Frederic W. Cook & Co., Inc. (“Cook”) as its compensation consultant.

Cook’s work is performed directly on behalf of the Compensation and Benefits Committee, working in cooperation with management, to assist the Committee with executing its responsibilities. Cook provided no other services to the Company, other than occasional non-material assistance to the Human Resources staff related to Cook’s compensation committee-related duties.

In future years, if the Committee’s compensation consultant provides significant services to us that could reasonably be seen to affect the compensation consultant’s independence, we plan to disclose in our proxy materials:

•	The nature of those services, and

•	Fees paid for such services.

During 2010, Cook supported the Committee by:

•	Reviewing our competitive market data with respect to the CEO’s and senior executives’ compensation;

•	Reviewing and providing input on our considerations for our short-term and long-term incentive program designs;

•	Providing information on executive compensation trends, as requested;

•	Assisting in determining Chairman and CEO target total direct compensation and payouts under the Executive Incentive Plan;

•	Assisting with the creation of a new, supplemental peer group to use as a reference for other compensation-related practices;

•	Providing competitive data to set our annual long-term incentive share usage and cost budget; and

•	Assisting with the structure and sizing of the 2010 Incentive Stock Plan share reserve, as well as other terms of the 2010 Incentive Stock Plan.

Also, in late 2010, the Company’s Human Resources department retained Pay Governance LLC to provide various services pertaining to executive compensation, including preparation of the independent global compensation risk assessment described on page 41. Pay Governance LLC had no direct role with the Compensation and Benefits Committee’s deliberations or decisions.

The Finance Committee considers and makes recommendations on matters related to the financial affairs and policies of the Company, including capital structure issues, dividend policy, investment and debt policies, asset and portfolio management and financial transactions, as necessary. The Finance Committee Charter is available on our website www.merck.com/about/leadership.

The Committee on Public Policy and Social Responsibility advises the Board of Directors and management on company policies and practices that pertain to our responsibilities as a global corporate citizen, our obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and our commitment to high standards of ethics and integrity. It reviews social, political and economic trends that affect our business; reviews the positions and strategies that we pursue to influence public policy; monitors and evaluates our corporate citizenship programs and activities; and reviews legislative, regulatory, privacy and other matters that could impact our shareholders, customers, employees and communities in which it operates. The Committee on Public Policy and Social Responsibility Charter is available on our website www.merck.com/about/leadership.

The Research Committee assists the Board in its oversight of matters pertaining to our strategies and operations for the research and development of pharmaceutical products and vaccines. The Research Committee identifies areas and activities that are critical to the success of our drug and vaccine discovery, development and licensing efforts, as well as evaluates the effectiveness of our drug and vaccine discovery, development and licensing strategies and operations. The Research Committee also keeps the Board apprised of this evaluation process and findings and makes appropriate recommendations to the President of Merck Research Laboratories and to the Board on modifications of strategies and operations. The Research Committee Charter is available on our website www.merck.com/about/leadership.

Compensation Committee Interlocks and Insider Participation

Mr. Thomas H. Glocer, Mr. Steven F. Goldstone, Mr. William B. Harrison, Jr., Dr. William N. Kelley, Ms. Patricia F. Russo, Ms. Anne M. Tatlock and Mr. Peter C. Wendell served on the Compensation and Benefits Committee during 2010. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 2010.

Board and Board Committee Meetings

In 2010, the Board of Directors met nine times. Board committees met as follows during 2010: Audit Committee, five times; Committee on Corporate Governance, three times; Compensation and Benefits Committee, nine times; Finance Committee, two times; Committee on Public Policy and Social Responsibility, three times; and the Research Committee, seven times.

Non-management directors of the Company met in eight executive sessions in 2010. Dr. Thier, Lead Director of the Board until his retirement at the 2010 Annual Meeting of Shareholders, presided over the executive sessions between January 1, 2010, through his retirement. Mr. Harrison, who became the Lead Director of the Board following Dr. Thier’s retirement, presided over the executive sessions of the Board between May 25, 2010 and December 31, 2010.

All Directors except for Ms. Lazarus attended at least 75% of the meetings of the Board and of the committees on which they served. Ms. Lazarus attended 83% of the regularly scheduled Board and Committee meetings but was unable to participate in two special meetings, which were not part of the original 2010 meeting schedule and were called on short notice. Due to already scheduled, unavoidable commitments and the short notice of the two special meetings, Ms. Lazarus’ overall attendance in 2010 was reduced to 71%. Excluding 2010, since joining the Board in 2004 Ms. Lazarus has attended 92% of all Board and committee meetings.

Under the Policies of the Board, directors are expected to attend regular Board meetings, Board committee meetings and annual shareholder meetings. All of our directors attended the 2010 Annual Meeting of Shareholders, except for Mr. Glocer. Prior to the Merger, Old Merck’s annual meeting of shareholders was traditionally held in April of each year. A few months after the Merger, Merck decided to hold the 2010 annual meeting in May, as had been the practice of Schering-Plough. Mr.  Glocer, who had long-standing prior commitments, was not able to attend the meeting.

Shareholder Communications with the Board

Merck will forward all communications from security holders and interested parties to the full Board, to the Lead Director, to non-management directors, to an individual director or to the chairperson of the Board committee that is most closely related to the subject matter of the communication, except for the following types of communications:

•	communications that advocate that the Company engage in illegal activity;

•	communications that, under community standards, contain offensive or abusive content;

•	communications that have no relevance to the business or operations of the Company; and

•	mass mailings, solicitations and advertisements.

The Corporate Secretary, in consultation with the General Counsel, will determine when a communication is not to be forwarded.

Our acceptance and forwarding of communications to the directors does not imply that the directors owe or assume any fiduciary duties to persons submitting the communications.

Shareholders and interested parties who wish to do so may communicate directly with the Board, or specified individual directors, by writing to the following address: Board of Directors, Merck & Co., Inc., P.O. Box 1150, Whitehouse Station, NJ 08889. Further information on communications to the Board can be found on our website at www.merck.com/about/contact/home.html.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Merck Code of Conduct—Our Values and Standards, which is also available on our website noted above.

Security Ownership of Certain Beneficial Owners and Management

The table below reflects the number of shares beneficially owned by (a) each of our directors; (b) each of our executive officers named in the Summary Compensation Table; (c) all directors and executive officers as a group; and (d) each person or group known to us to own more than 5% of the outstanding shares of Merck common stock. Unless otherwise noted, the information is stated as of December 31, 2010 and the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Company Common Stock
	Shares Owned (a)		Right to Acquire Beneficial Ownership Under Options/Stock Units Exercisable/Distributable Within 60 Days (b)	Percent of Class	Phantom Stock Units (c)
Richard T. Clark	149,294	(d)	2,092,338	*	118,699
Kenneth C. Frazier	139,984		1,052,995	*	—
Leslie A. Brun	100		1,666	*	7,134
Thomas R. Cech	600		—	*	3,691
Thomas H. Glocer	5,100		4,998	*	15,296
Steven F. Goldstone	1,000		4,998	*	15,127
William B. Harrison, Jr.	1,400		40,823	*	33,824
Harry R. Jacobson	4,034		4,998	*	6,055
William N. Kelley	4,311		40,823	*	60,420
C. Robert Kidder	10,339	(d)	—	*	2,446
Rochelle B. Lazarus	6,882	(d)	19,998	*	24,763
Carlos E. Represas	3,166	(d)	—	*	6,376
Patricia F. Russo	13,148		—	*	2,446
Thomas E. Shenk	1,000		40,823	*	12,080
Anne M. Tatlock	1,113	(d)	40,823	*	36,536
Craig B. Thompson	3,352		—	*	2,446
Wendell P. Weeks	200	(d)	24,998	*	27,547
Peter C. Wendell	2,500		24,998	*	29,187
Peter N. Kellogg	21,460		222,000	*	—
Peter S. Kim	134,124		1,124,287	*	38,959
Bruce N. Kuhlik	35,225		197,180	*	—
All Directors and Executive Officers as a Group	865,116		7,008,677	*	485,160
BlackRock, Inc.(e)	158,283,270			5.14%
Capital Research(f)	161,917,222			5.30%
Capital World(g)	210,927,232			6.80%

*	Less than 1% of the Company’s outstanding shares of common stock.

(a)	Includes equivalent shares of common stock held by the Trustee of the MSD Employee Savings and Security Plan and Schering-Plough Employees’ Savings Plan, as applicable, for the accounts of individuals as follows: Mr. Clark—3,228 shares, Mr. Frazier—2,727 shares, Dr. Kim—1,227 shares; and all directors and executive officers as a group—25,708 shares.

(b)	This column reflects the number of shares that could be acquired within 60 days of December 31, 2010 through the exercise of outstanding stock options or, for the executive officers only, the exercise of outstanding options and vesting of stock units.

(c)	Represents phantom shares denominated in Merck common stock under the Plan for Deferred Payment of Directors’ Compensation or the MSD Deferral Program.

(d)	Includes shares of common stock in which the beneficial owners share voting and/or investment power as follows: 146,066 shares held in a trust for the benefit of Mr. Clark’s family; 1,022 shares held in a trust for the benefit of Mr. Kidder’s children; 1,757 shares held by Ms. Lazarus’ spouse and 530 shares held in a custodial account for Ms. Lazarus’ minor child; 2,666 shares held in a trust for the benefit of Mr. Represas’ family; 713 shares held by Ms. Tatlock’s spouse; and 100 shares held in a custodial account for Mr. Weeks’ minor child.

(e)	As reported on Schedule 13G (the “BlackRock filing”) filed with the SEC on February 7, 2011, and whose business address is 40 East 52nd Street, New York, NY 10022. According to the BlackRock filing, BlackRock, Inc. has the sole voting power and the sole dispositive power over 158,283,270 common shares.

(f)	As reported on Schedule 13G (the “Capital Research filing”) filed with the SEC on February 11, 2011, and whose business address is 333 South Hope Street, Los Angeles, CA 90071. According to the Capital Research filing, of the 161,917,222 shares of Merck common stock owned by Capital Research, Capital Research has the sole power to vote or direct the vote with respect to 157,267,222 shares and does not share voting power with respect to any other shares and Capital Research has the sole power to dispose or direct the disposition of all 161,917,222 shares of Merck common stock owned by Capital Research. The shares reported are held by Capital Research in trust accounts for the economic benefit of the beneficiaries of those accounts.

(g)	As reported on Schedule 13G (the “Capital World filing”) filed with the SEC on February 14, 2011, and whose business address is 333 South Hope Street, Los Angeles, CA 90071. According to the Capital World filing, of the 210,927,232 shares of Merck common stock owned by Capital World, Capital World has the sole power to vote or direct the vote with respect to 155,827,232 shares and does not share voting power with respect to any other shares and Capital World has the sole power to dispose or direct the disposition of all 210,927,232 shares of Merck common stock owned by Capital World. The shares reported are held by Capital World in trust accounts for the economic benefit of the beneficiaries of those accounts.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2010 was a significant year for Merck as we began the “Launch” phase of the Merck roadmap to becoming the best healthcare company in the world. Despite continuing economic, regulatory and political challenges for the healthcare industry, we made progress driving revenue growth for key products, expanding our global reach including within emerging markets, improving our cost structure, making strategic investments in our business and advancing our late-stage pipeline, while continuing the task of integrating the legacy companies post-merger.

Specifically, during 2010, we:

•	Delivered non-GAAP EPS of $3.42 that exceeded our internal targets and was 5% higher than 2009;

•	Maintained sales momentum with revenue of $46 billion in a challenging economic and healthcare environment despite generic competition for Cozaar and Hyzaar;

•	Made significant investments in the emerging markets and generated more than $7 billion in pharmaceutical and vaccine revenues from those markets;

•	Launched five new drugs following approval in the US or EU;

•

Submitted for filing three new drug applications with the FDA, including boceprevir, for hepatitis C; MK-0431A, our investigational extended-release formulation of Janumet; and MK-0431D, an investigational combination of Januvia and our cholesterol drug Zocor; Additionally, MK-3009, daptomycin for injection, was filed for approval in Japan, where we have marketing rights;

•	Integrated commercial operations in countries that account for more than 85% of our revenue;

•	Made strong progress against merger-related synergy goals, exceeding our planned cost reductions and achieving more than $2 billion in net savings;

•	Entered into 46 licensing and alliance agreements; and

•	Completed a $2 billion public debt offering.

As a result of these and other accomplishments, we performed well against the 2010 Merck Company Scorecard, which determines annual incentive payouts, as described in more detail beginning on page 32.

In addition to the strong performance against the 2010 Merck Company Scorecard, as shown below, our total shareholder return (including the reinvestment of dividends) for the one-year and five-year periods ended December 31, 2010, compared favorably against Merck’s pharmaceutical “peer companies” (as described in more detail on page 39).

*Total shareholder return data from Bloomberg

**Merck 5 Year total shareholder return reflects Old Merck’s stock performance from December 31, 2005 through the close of the merger and New Merck’s stock performance from November 3, 2009 through December 31, 2010.

Also in 2010, the Company and the Compensation and Benefits Committee of the Board of Directors (the “Committee”) took further steps to increase the ties between our executive compensation program and company performance. These actions, as described in the chart below, are intended to strengthen senior management’s alignment with the interests of shareholders and ensure that compensation is supported by performance as measured by operational results and improvements in shareholder value.

•	Eliminated “golden parachute” excise tax gross-ups upon a change in control of the Company;

•	Provided that future equity awards will have a “double trigger” acceleration feature in the event of a change in control;

•	Increased the percentage of long-term equity incentives to the Named Executive Officers that are granted in the form of performance share units from 30% to 40%;

•	Decreased the percentage of long-term equity incentives to the Named Executive Officers that are granted in the form of time-vested restricted stock units from 30% to 20%;

•	Added a relative total shareholder return metric to performance share unit awards to further align the overall payout with our long-term stock price performance;

•	Provided that dividend equivalents on restricted stock units will be accrued and paid if the award ultimately vests at the end of the restriction period (rather than paid currently);

•

Significantly reduced participation rates in the long-term incentive program and eliminated stock option grants below the executive level to reduce shareholder dilution, share usage and overhang rates and to better align with competitive practice;

•

Adopted value-based long-term incentive grant guidelines in lieu of fixed share guidelines to eliminate the impact of stock price volatility on our overall cost structure and to ensure that award levels would be aligned with market rates and the Committee’s intended value for each participant;

•	Strengthened the stock ownership requirements for the Named Executive Officers; and

•	Eliminated reimbursement of monthly home security monitoring fees beginning in 2011.

Merck’s Business Environment

The pharmaceutical industry is science-focused and driven by innovation. Other characteristics of the pharmaceutical industry include:

•	Enormous impact—drugs discovered through scientific innovation save and improve the quality of lives;

•

The inherently risky nature of the complex and dynamic science of human health—even if every step of the discovery and development process is executed flawlessly, there is an ever-present risk of failure;

•	The need to achieve a balance between benefits and risks for every drug. Society’s increasing demand for innovation to cure illness is offset by society’s increasing awareness of and aversion to risk;

•	A highly regulated industry environment, including uncertainties in the political environment that impact the regulatory framework;

•	A lengthy 5-year to 15-year new drug cycle for research-based drug discovery and development;

•	The high and often unpredictable cost of drug discovery and development; and

•

The dynamics of the industry environment, which include intellectual property laws that evolve as governments change, competitive and reimbursement pressures, and regulatory/science developments, often limit the effective commercial life of a drug to a few years and put pressure on replenishing the product portfolio by successful research and development.

As a result of these challenges and complexities, we believe executives with certain specific, relevant skills and experience, including but not limited to pharmaceutical industry experience, are more likely to excel. At the same time, there is a small pool of superior executives with the relevant desired experience. These factors can complicate the process of attracting and retaining a top-performing management team with the right extensive industry and other experience. As such, our executive compensation program is designed to balance its attraction and retention objectives carefully with pay-for-performance objectives. Each element of the compensation program is structured to support these critical objectives and, as a whole, designed to ensure that we are able to retain the talent critical to our long-term success. These executives are rewarded commensurate with the degree to which they are able to achieve our long-term strategic and operational objectives and enhance shareholder value.

Detailed Discussion and Analysis

This Compensation Discussion and Analysis or “CD&A” describes the material elements of compensation for the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”). As more fully described in the discussion of the Compensation and Benefits Committee beginning on page 22, the Committee makes all decisions for the total direct compensation—that is, the base salary, annual cash incentives, and long term incentive awards—of our executive officers. The Committee’s recommendations for the total direct compensation of the CEO are subject to approval by the Board of Directors.

The section immediately below, entitled “The Elements of 2010 Compensation,” discusses the Committee’s decisions with respect to the material elements of each Named Executive Officer’s 2010 compensation. The section entitled “Executive Compensation Program Objectives and Strategy,” which begins on page 38, describes in more detail our executive compensation philosophy and the strategy employed to execute that philosophy.

The Elements of 2010 Compensation

This section describes the elements of our Named Executive Officer’s 2010 compensation which, consisted of the following:

Direct Compensation	Indirect Compensation
• Base Salary • Annual Cash Incentives • Long-Term Equity Incentives	• Employee and Other Benefits

Under our executive compensation program, a significant portion (84%) of the Named Executive Officers’ target total direct compensation is tied directly to our operating performance and/or our stock price, as shown below:

Named Executive Officer 2010 Target Total Direct Compensation
	Base Salary	Annual Cash Incentive	Long-Term Equity Incentives
Average percentage of Named Executive Officer Target Total Direct Compensation for 2010	16%	19%	65%

Base Salary

The Committee, or in the case of the CEO, the full Board of Directors excluding the CEO, determines base salaries for the Named Executive Officers each year based on the following factors:

•	Evaluation of individual performance and expected future contributions;

•	Review of survey data to ensure competitive compensation against our pharmaceutical peer group (as described in more detail on page 39); and

•	Comparison of non-CEO executive officer base salaries to ensure reasonable internal equity.

In February 2010, the Board of Directors approved a 4.2% increase to Mr. Clark’s base salary to reflect his accomplishments, contributions and strong leadership during 2009, as well as the fact that Mr. Clark’s base salary had not been adjusted since 2008.

In addition, as part of the annual total compensation management process applicable to all Merck salaried employees throughout the world, in early 2010, Mr. Clark recommended, and the Committee reviewed and approved, base salary increases for the other Named Executive Officers as set forth in the table below:

Other Named Executive Officer 2010 Base Salary Adjustments
Named Executive Officer	Percentage Increase
K.C. Frazier	3.25%
P.N. Kellogg	3.50%
P.S. Kim	2.50%
B.N. Kuhlik	7.75%*

*	Includes a market adjustment of 4.25%.

In connection with Mr. Frazier’s appointment to President of Merck, the Committee approved an 11% increase to Mr. Frazier’s base salary from $1,083,900 to $1,200,000, effective May 1, 2010. In addition, the Committee increased Mr. Frazier’s Executive Incentive Plan target from 105% to 125% of base salary for the 2010 performance year.

Annual Cash Incentive

The Named Executive Officers participate in the shareholder-approved Executive Incentive Plan (“EIP”). Award amounts under the EIP are determined based upon achievement of company performance measures as reflected by the Company Scorecard and individual performance against pre-established objectives.

2010 Merck Company Scorecard

We utilize a company scorecard to help translate our strategic priorities into operational terms that outline how we will track and measure the achievement of our key objectives during the year. The scorecard translates our strategic priorities into a set of specific measures that, when achieved, will drive our success in maximizing shareholder value. These measures focus on our ability to deliver results. We use a balanced scorecard as a framework to providing a holistic view of performance impacting shareholder value with appropriate emphasis on the following: (1) financial performance, (2) customer interactions, (3) internal business drivers, and (4) company culture. As described in more detail below, these four elements, as a whole, are intended to measure our progress and performance against both annual operating goals and critically important longer-term strategic drivers of sustainable value creation that are tied to our research and development processes and outcomes. We believe that if we are successful in each of these areas, the desired maximization of shareholder value will follow, both within the current year and over the longer term.

2010 Merck Company Scorecard
Scorecard Category	Description
Financial Outcomes	Maximizing shareholder value by growing (i) revenue; (ii) earnings; and (iii) pipeline value.

Customer Outcomes	Becoming an industry leader in delivering value to patients and other customers as well as delivering products that address unmet medical needs and improve patient outcomes.

Internal Business Drivers	Delivering innovative and differentiated products; achieving merger priorities while remaining focused on delivering the core business; streamlining processes and costs throughout Merck; and delivering strong growth in the emerging markets.

People & Culture	Creating a high-performance organization, leveraging employee and supplier diversity, and attracting and retaining top talent to achieve our strategic objectives.

The Company Scorecard is calibrated such that results will range between 50% and 200% of the target award opportunity, commensurate with performance. The stretch (200%) and threshold (50%) goals are set to ensure our financial performance achieved in each scenario will cover the cost of the cash incentives. However, the Committee has the discretion to determine that no annual cash incentives be made to any employees, including the Named Executive Officers, if it determines, on a qualitative basis, that overall performance on the Company Scorecard is too low. Moreover, the Company Scorecard achievements are also evaluated in the context of compliance and health and safety outcomes.

For 2010, we received a final score of 107.01, as reflected in the following table:

2010 Merck Company Scorecard Results
Category	Target Points	Earned Points
Financial Outcomes*	50.0	54.09
Customer Outcomes	15.0	18.10
Internal Business Drivers	25.0	32.82
People & Culture	10.0	2.00

Total	100.0	107.01

*	Above target points earned for Financial Outcomes were calculated in early 2011 based on the following: (1) the attainment of nearly 100% of a planned revenue goal of $46.8 billion, as approved by the Committee; (2) below target pipeline growth (as measured by the change in net present value of the pipeline and return on investment vs. plan due primarily to an impairment charge related to the vorapaxar clinical development program announced in January 2011); and (3) the attainment of over 103% of a planned non-GAAP EPS goal of $3.31, as approved by the Committee.

For more general information on the EIP, see “Narrative Information Relating to the Grants of Plan-Based Awards Table” starting on page 46.

2010 CEO Performance

Mr. Clark’s award for 2010 was based on (1) a target incentive of 150% of his annual salary; (2) achievement of the Company Scorecard objectives; and (3) the Board of Director’s assessment of his performance during a challenging and strategically important year which included the accomplishments described in the “Executive Summary” on page 28, as well as strong leadership, planning and oversight of our successful post-merger integration activities.

2010 Other Named Executive Officer Performance

Mr. Frazier’s award reflects his exemplary leadership during 2010 as President, with oversight of Merck’s three largest global operating units—pharmaceutical and vaccines sales and marketing; research and development; and manufacturing and supply. Mr. Frazier continued to drive greater performance prioritization and integration across these three operating units. Prior to becoming President, Mr. Frazier successfully led the integration of the sales and marketing organizations in the vast majority of our critical markets while continuing to expand our presence in the emerging markets.

Mr. Kellogg’s award reflects his strong personal leadership and contributions to the achievement of our financial goals. Mr. Kellogg’s financial objectives focused on the overall performance of the company in an effort to maintain sales momentum, grow EPS and deliver on the synergy targets established at the time of the merger. In addition, Mr. Kellogg contributed significantly to corporate transactions and negotiations, and the implementation of our global financial enterprise software system in the U.S.

Dr. Kim’s award reflects the research division’s significant progress during 2010 in advancing early stage pipeline projects, the filing of three new drug applications with the U.S. Food and Drug Administration, and completion of the prioritization process of the combined company’s pipeline.

Mr. Kuhlik’s award reflects his strong personal leadership during 2010 and his significant contributions to corporate transactions and negotiations, litigation and dispute resolution, and our global public policy efforts, including those related to U.S. healthcare reform.

2010 Annual Incentive Payouts

The 2010 incentive pool was determined based on company performance as reflected by the Company Scorecard. In prior years, only a portion of the award (70% for the Named Executive Officers) was based on company performance. Individual performance determines the allocation of the pool for each executive officer. This change was made to place greater emphasis on company performance while still maintaining strong links with the executive’s individual performance.

For each of the Named Executive Officers (other than the CEO), actual incentive payouts include an additional component which focuses on demonstrated performance against the Merck Leadership Behaviors. These seven Leadership Behaviors: (1) making rapid, disciplined decisions; (2) building talent; (3) acting with courage and candor; (4) demonstrating ethics and integrity; (5) fostering collaboration; (6) focusing on customers and patients; and (7) driving results, apply to every Merck employee and support us in our efforts to consistently perform at a level of excellence, achieve our strategic plan and help us create and sustain a high-performance culture.

Beginning in 2010, the CEO’s annual incentive no longer includes this separate leadership component because it is fully considered in the Committee and Board’s evaluation of his individual performance.

The table below shows the 2010 annual cash incentives calculated using the methodology described above. The total annual incentive paid to each Named Executive Officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Named Executive Officer 2010 Annual Incentive Payments
	Annual Base Salary (as of 12/31/10) ($)	Targets		Actual
Named Executive Officer		Target Annual Cash Incentive % of Salary	Target Annual Cash Incentive ($)	Company Performance ($)	Individual / Leadership Component ($)	Total ($)
R.T. Clark	$1,875,000	150%	$2,812,500	$3,009,656	$300,966	$3,310,622
K.C. Frazier	1,200,000	125%	1,500,000	1,605,150	544,146	2,149,296
P.N. Kellogg	940,176	95%	893,167	955,778	198,324	1,154,102
P.S. Kim	1,097,988	105%	1,152,887	1,233,705	—	1,233,705
B.N. Kuhlik	764,676	95%	726,442	777,366	161,303	938,669

Long-Term Incentives

We provide long-term incentive (“LTI”) grants in the form of performance share units (“PSUs”), non-qualified stock options, and/or restricted stock units (“RSUs”) to certain employees, including the Named Executive Officers. This combination of stock-based incentives is intended to support important strategic, financial, and human resource objectives by (1) aligning the interests of management with shareholders by tying the value realized to changes in share price, (2) enhancing retention of key talent, and (3) encouraging management to achieve multi-year strategic and financial objectives.

All three LTI vehicles support these objectives, but the degree to which they do so varies depending on a variety of factors, some of which are outside our control (e.g., financial market volatility and other economic factors).

•

PSUs support the objectives of linking realized value to the achievement of critical financial objectives and shareholder alignment because the earned award varies based on results versus pre-determined performance goals, as well as long-term stock price performance.

•	Stock options support the shareholder alignment objective because options only have value if the price of company stock at the time of exercise exceeds the stock price on the date of grant.

•	RSUs support the retention objective because executives only receive shares of company stock provided they remain employed through the end of the vesting period.

Together, these vehicles operate to ensure that our LTI program remains balanced, sustainable and supportive of its objectives over a multi-year period. For more general information on our LTI program, see the “Narrative Information Relating to the Grants of Plan-Based Awards Table” starting on page 46.

2010 LTI Grants

The Committee and, in the case of Mr. Clark, the full Board of Directors (not including Mr. Clark) determined the value of 2010 annual LTI grants for the Named Executive Officers based on consideration of competitive market data, the executive’s future potential contributions, sustained performance, degree of importance of their contributions to Merck, tenure and experience in the role, and skill set relative to industry peers and other executives of comparable level.

For 2010, the Board of Directors set Mr. Clark’s target LTI value at $14 million which was equivalent to the 75th percentile of Merck’s pharmaceutical peer group (as described on page 39). The Board felt that this level was appropriate given Mr. Clark’s expected future contributions and leadership in integrating the combined company following its transformational merger.

Beginning in 2010, the Committee approved a new method for determining annual LTI award levels. For executive officers, LTI grants are expressed as values that will be determined annually based on competitive market data, taking into consideration aggregate share usage levels and cost. Previously, annual LTI awards were expressed as a number of shares with reference to fixed-share target guidelines. As our stock price fluctuated, fixed-share guidelines often resulted in above- or below-market awards that were not aligned with the value the Committee intended to deliver to the executive and created additional volatility on our overall cost structure.

For example, the LTI grants to the Named Executive Officers in 2009 were unintentionally low versus the competitive market due to the decline in our stock price relative to the fixed share guidelines that were in place at that time. The adoption of the value-based guidelines in 2010 brought the Named Executive Officers’ overall LTI grants to the Committee’s intended levels which were more closely aligned with the market, and therefore, resulted in a significant year-over-year increase as reflected in the Summary Compensation Table on page 42.

The 2010 LTI grant values for the Named Executive Officers are shown in the following table. The number of shares associated with each award is set forth in the Grants of Plan-Based Awards table on page 45:

Named Executive Officer 2010 LTI Grant Values
Named Executive Officer	PSUs(1)	Stock Options(2)(3)	RSUs (2)(3)	Total LTI Value
R.T. Clark	$5,599,998	$5,600,001	$2,799,998	$13,999,997
K.C. Frazier	1,399,990	1,899,998	1,200,014	4,500,002
P.N. Kellogg	1,000,009	1,750,000	1,250,014	4,000,023
P.S. Kim	1,000,009	1,500,000	1,000,011	3,500,020
B.N. Kuhlik	719,996	1,470,003	1,109,993	3,299,992

(1)	The PSU values were calculated using the closing price on the grant date, March 31, 2010, which was $37.35. The 2010 PSU values shown in the Summary Compensation Table, beginning on page 42, and Grants of Plan-Based Awards table, beginning on page 45, will be different from what is shown above as the amounts in those tables are calculated pursuant to SEC disclosure rules.

(2)	The stock option values were calculated using the Black-Scholes value on the date of grant of $8.33 per share; RSU values were calculated using the closing price on the grant date, May 7, 2010, which was $33.49.

(3)	A portion of the stock options and RSUs granted to the Named Executive Officers (other than Mr. Clark) in 2010 include a special one-time retention grant in the following amounts: Frazier—$1.0 million (60,024 stock options and 14,930 RSUs); Kellogg—$1.5 million (90,036 stock options and 22,395 RSUs); Kim—$1.0 million (60,024 stock options and 14,930 RSUs); Kuhlik—$1.5 million (90,036 stock options and 22,395 RSUs). Stock options vest prorata on the first, second and third anniversaries of the grant date provided the executive remains employed through each vesting date. All RSUs vest on the third anniversary of the grant date provided the executive remains employed through that date.

Payouts under the 2008-2010 PSU Award Cycle

Executives are granted a target award opportunity at the beginning of a multi-year performance cycle that is denominated in units of company stock and paid in actual shares. The number of shares that are ultimately earned varies based on performance against a pre-set objective or set of objectives. Since we began this PSU program in 2004, earnings per share (“EPS”) has been used as the performance measure for these awards. The Committee selected EPS as the performance measure because it incorporated aspects of growth, profitability and capital efficiency, all of which are critical to our long-term financial success. The performance period for outstanding PSUs, including those granted in 2010, is three years. No dividends or dividend equivalents are paid or accrued on PSUs. Failure to attain the minimum performance goal results in forfeiture of the shares applicable to the respective award opportunity.

For the 2008-2010 award cycle, preliminary payouts were determined based on the annual achievement of a pre-established EPS goal for each year during the performance period (2008, 2009 and 2010). Pursuant to the terms of the grant, final payouts were adjusted based on the achievement of a pre-established five-year EPS compound annual growth rate (“EPS CAGR”) measured between 2005 and 2010.

The table below shows the payout schedule for the 2008-2010 PSU award cycle.

Payout Schedule for 2008-2010 PSU Award Cycle
	Stretch Goal	Target	Threshold	Actual	Payout
2008 EPS:	$3.50 or more	$3.33	$3.25	$3.42	150%
2009 EPS	3.385 or more	3.225	3.145	3.25	116%
2010 EPS	3.85 or more	3.35	3.02	3.42	117.5%
Preliminary Payout					127.8%
EPS CAGR	12% or more	8%	0%	6.2%	95.5%
Final Payout					122.0%

Based on the final payout percentage described above, the Named Executive Officers received the following number of shares of Merck common stock: Clark—112,545; Frazier—32,940; Kellogg—14,274; Kim—26,352; Kuhlik—14,274. Additional information regarding the payouts under the 2008-2010 PSU award cycle is provided in the Option Exercises and Stock Vested table on page 50.

Employee and Other Benefits

Similar to other salaried, U.S.-based employees of Merck Sharp & Dohme Corp. (“MSD”), the Named Executive Officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Pension and savings plans help employees, especially long-service employees, save and prepare financially for retirement. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Additionally, the Named Executive Officers, along with other senior management employees, are provided a limited number of other benefits, which the Committee believes are reasonable, appropriate and consistent with our executive compensation philosophy. The primary purposes of these other benefits are to minimize distractions from the executives’ attention to important company initiatives and to ensure their security and safety. The benefits described below are reflected in the “All Other Compensation” column of the Summary Compensation Table.

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Reimbursement for financial counseling and tax preparation. The value is taxable to executives, and is limited to $12,500 for the first year of participation and $10,000 per year thereafter. This benefit is intended to encourage executives to engage knowledgeable experts to assist with financial and tax planning. It supports our objectives by helping to ensure that executives understand the compensation and benefit plans in which they participate and are not unnecessarily distracted from company responsibilities to attend to personal financial matters.

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Limited personal use of company aircraft if approved by the CEO. We believe that this benefit provides better security for executives and allows executives to devote additional time to company business.

•	Limited personal use of company cars. We believe that this benefit provides better security and allows executives to devote additional time to company business.

•	Reimbursement for security alarm monitoring systems for selected executives, including Mr. Clark, Mr. Frazier, and Dr. Kim. This benefit has been discontinued for 2011.

Compensation Decisions Related to CEO Transition

Mr. Clark resigned as CEO, effective January 1, 2011. Under the Company’s mandatory retirement policy applicable to the CEO position, Mr. Clark was required to step down as the CEO of Merck by April 1, 2011, once he attained age 65 on March 7, 2011. Mr. Clark will continue to serve in his role as the Chairman of the Board and will also continue to be an employee of Merck. Mr. Clark will focus on the leadership of the Board, provide strategic counsel to the new CEO, Mr. Frazier, including with respect to our animal health business, and represent Merck with key external organizations and agencies.

In connection with Mr. Clark’s change in position, the Board of Directors approved the following material aspects of his compensation, effective January 1, 2011:

•	a reduction in his annual base salary from $1,875,000 to $1,500,000;

•	a reduction in his target annual cash incentive award under the EIP from 150% to 125% of his annual base salary; and

•

a LTI grant with a value of $6,000,000 consisting solely of RSUs to encourage a long-term perspective, ensure that realized pay is aligned with changes in shareholder value, and to help enforce restrictive covenants. These RSUs will become distributable in shares of Merck common stock on the third anniversary of the grant date assuming all conditions of the award are satisfied.

In connection with Mr. Frazier’s election as CEO, the Board of Directors approved the following material aspects of his compensation, effective January 1, 2011:

•	an annual base salary of $1,500,000;

•	a target annual cash incentive award of 150% of his annual base salary, pursuant to the EIP; and

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an annual LTI grant with a value of $7,500,000 consisting of PSUs, stock options and RSUs in the same proportions as the Committee determines are to be awarded for the 2011 annual grant to similarly situated executives.

The Board set Mr. Frazier’s total compensation at the 25th percentile of Merck’s pharmaceutical “peer group” (as described on page 39) to reflect that he is new to the CEO role.

Executive Compensation Program Objectives and Strategy

Objectives

Our executive compensation program is designed to:

•	Align the interests of our senior executives with those of our shareholders to ensure prudent, short-term actions that will benefit Merck’s long-term value;

•	Reward our executives based on the achievement of sustained financial and operating performance as well as demonstrated leadership;

•	Attract, engage, and retain high-performing executives that help us achieve immediate and future success and maintain our position as an industry leader in the development of innovative medicines; and

•	Support a shared, one-company mindset of performance and accountability to deliver on business objectives.

Strategy

Our mission is to provide innovative products and services that preserve and improve health. It is therefore critical that we hire, engage and retain the best talent and thought leaders globally in academia and industry to leverage diverse experiences and cutting-edge thinking. Each compensation component has a specific purpose in furthering our executive compensation program objectives described above.

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Base Salary and Employee Benefits are designed to provide executives with fixed compensation and basic protections necessary to ensure a reasonable standard of living relative to that offered by competing organizations. This component serves to attract and retain high-quality executives over time and mitigates pressure that might otherwise exist to support high-risk business strategies if fixed compensation was set materially below market rates. Employee benefits such as pension and savings plans help employees, especially long-service employees, save and prepare financially for retirement. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

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Annual Cash Incentives under the shareholder-approved EIP are designed to focus employees on the objectives identified in the Company Scorecard for a particular year, and the individual objectives set at the start of the year. Annual cash incentives are designed to motivate executives to achieve financial and non-financial performance objectives that are key to our annual operating and strategic plans.

Target annual cash incentives for the Named Executive Officers (along with other employees) vary based on a number of factors, including market practices as indicated by peer company survey data, as well as skill set, experience, and the executive’s degree of responsibility. Target awards are set so that the level of at-risk compensation varies directly with each executive’s degree of responsibility, fostering a culture of accountability and ensuring that realized pay varies based on the degree to which goals set by the Board of Directors and the Committee are achieved.

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Long-Term Incentives (LTI) comprised of PSUs, stock options, and RSUs are granted under the shareholder-approved Incentive Stock Plan (“ISP”). These awards balance the shorter-term outlook of achieving objectives motivated through the EIP with the broader focus on achieving long-term success, as reflected in increases to our stock price, growth in our earnings per share, and achievement of other critical performance goals over a multi-year period. In addition, LTI awards provide executives with a competitive compensation opportunity relative to companies with which we compete for human and financial capital, which supports our attraction and retention objectives. They also link realized pay to changes in shareholder value, which fosters alignment between the economic interests of both management and shareholders.

LTI grants to executive officers are based on job responsibilities and potential for individual contributions; with reference to the levels and desired mix of total direct compensation (total cash compensation plus the value of LTI) of executives at our pharmaceutical peer companies (as described in more detail on page 39).

As with the determination of base salaries and annual cash incentives, the Committee exercises judgment and discretion in view of the above criteria and its general policies to provide LTI grants that are sufficient to attract, retain, and motivate top executives over the long term.

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Separation Benefits—The Named Executive Officers are eligible for certain benefits and/or payments if employment terminates in a covered separation or if there is a change in control, or under certain other circumstances pursuant to individual agreements. These programs fit into our overall compensation structure by enhancing our ability to attract, retain, and motivate highly talented individuals to lead us in achieving our mission while upholding our values in a highly competitive marketplace where such protections are commonly offered. For additional information about these programs and arrangements, see Potential Payments Upon Termination or a Change in Control beginning on page 55.

Other Compensation Practices

Merck’s Peer Group.    Individual executive officer compensation levels and opportunities are compared to a peer group of large multinational pharmaceutical companies that participate in a pharmaceutical industry compensation survey. The survey is conducted by Towers Watson, an independent consulting firm. In setting compensation levels for 2010, the Committee utilized the survey which consisted of the following peer companies with which Merck competes to attract talented, high-performing executives:

Merck’s Pharmaceutical Peer Group
Abbott Laboratories Amgen AstraZeneca Bristol-Myers Squibb Eli Lilly GlaxoSmithKline	Roche Johnson & Johnson Novartis Pfizer Sanofi-aventis

	Merck	Pharmaceutical Peer Group Median
Revenue in $ billions (as of 12/31/2010)	$45,987	$35,167
Market Capitalization in $ billions (as of 12/31/2010)	$111,036	$84,501
# of Employees	94,000	~ 90,000

Our overarching strategy is to position our executives’ target total direct compensation (base salary, annual cash incentive and annual LTI grants) at the 50th percentile. This positioning ensures that actual realized compensation varies above or below targeted levels based on attainment of longer-term goals and changes in shareholder value, and overall costs and share dilution are reasonable and sustainable relative to market practices. However, compensation for individual executives may be positioned above or below the 50th percentile based on scope of responsibility, market availability of proven talent, the critical need to retain the executive, sustained performance over time, potential for advancement as part of key succession planning processes, and other unique factors that may exist from time to time.

In addition to the pharmaceutical peer group described above, we also utilize as a reference for other compensation-related practices (for example, share usage and dilution, change in control policy design and share ownership and retention guidelines) a supplemental peer group consisting of the companies that comprise the Dow Jones Industrial Average (excluding the financial services companies).

Current LTI Grant Practices.    Annual option and RSU grants are made on the third business day following announcement of our first quarter earnings. We may also selectively grant options and RSUs to employees on the third business day following the announcement of second, third, and fourth quarter earnings. These dates were chosen to ensure that grants are made shortly after we have released information about our financial performance to the public. However, the Committee reserves the right to change the date when grants are made, in view of its responsibility to take into account all facts and circumstances so as to ensure that grants are consistent with our compensation philosophy and objectives. All grants to executive officers are made by the Committee.

Stock options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Fair market value is the closing price of a share of company stock on the grant date. In certain countries, a higher grant price may be used to satisfy provisions of local applicable law. The repricing of stock options is not permitted under the ISP without prior shareholder approval.

Stock Ownership Guidelines.    The Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal stock ownership policy, under which the CEO and other senior executives are required to acquire and hold Merck common stock in an amount representing a multiple of base salary. Until the designated multiple of base salary is reached, executives are required to retain in stock a percentage of the after-tax net proceeds associated with stock option exercises and/or PSU and RSU payouts.

The following table illustrates the expected ownership level and retention percentages applicable to the CEO and other Named Executive Officers, which has been recently updated to reflect alignment with current market practices of our supplemental peer group:

Named Executive Officer Ownership Requirements
Level	Base Salary Multiple	Retention %	Holdings at 3/1/2011 (multiple of base salary)
Chairman and CEO	6 x	100%
R.T. Clark			8.2
K.C. Frazier			3.5
Other Named Executive Officers	3 x	75%
P.N. Kellogg			1.3
P.S. Kim			6.0
B.N. Kuhlik			2.4

Return of Incentive Compensation.    Under our incentive compensation recoupment policy, in the case of a significant restatement of financial results caused by executive fraud or willful misconduct, the Board of Directors will seek reimbursement for the portion of the annual bonus and/or PSUs paid to the executive in excess of the amount that would have been paid if the financial results were reported accurately. The provisions of this policy will be reviewed for any necessary changes to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Tax Deductibility of Compensation.    We intend that executive officer compensation be fully deductible for federal income tax purposes, taking into account Section 162(m) of the Internal Revenue Code, provided that other compensation objectives are met. We believe annual cash incentives paid to executive officers under the shareholder-approved EIP and PSUs, stock options and RSUs granted under the shareholder approved ISP generally are deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m).

Compensation Risk Assessment

Our executive compensation program and policies are driven by our business environment as described above and designed to enable us to achieve our mission and adhere to our values. Additionally, our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy. Specifically:

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Our executive compensation program has a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives to recognize our long drug development cycle;

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Annual cash incentives under the EIP are funded based on our financial and non-financial performance, including customer outcomes, advancement of medicines and vaccines, process efficiency and employee/culture outcomes;

•	The Committee has the ability to reduce annual cash incentives earned to reflect factors such as regulatory and environmental compliance;

•	LTI awards focus executives on longer-term operating performance, as well as stock price appreciation;

•	Executives are subject to stock ownership guidelines that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with those of shareholders; and

•	Incentive compensation may be subject to recapture in the event of a significant restatement of financial results caused by executive fraud or willful misconduct.

The Committee continually evaluates the relationship between risk and reward as it relates to our executive compensation program and related policies. In 2010, the Committee directed management to undertake an independent assessment of our global compensation programs including our executive compensation program and policies. Management’s compensation consultant, Pay Governance, LLC, performed this independent assessment. The results of the assessment were reviewed and discussed with the Committee in February 2011. The assessment reaffirmed our belief that our compensation programs and polices are structured and operated in a manner that does not create risks that are reasonably likely to have a material adverse effect on our business.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee, comprised of independent directors, reviewed and discussed the above CD&A with management. Based on the review and discussions, the Committee recommended to our Board of Directors that the CD&A be included in these proxy materials.

Compensation and Benefits Committee

Anne M. Tatlock (Chairperson)

Thomas H. Glocer	William N. Kelley
Steven F. Goldstone	Patricia F. Russo
William B. Harrison, Jr.	Peter C. Wendell

The following table summarizes the total compensation that was paid or accrued for the Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers as of December 31, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensa- tion ($)(6)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(7)	All Other Compensa- tion ($)(8)	Total ($)
Richard T. Clark,	2010	$1,862,500	$0	$7,083,105	$5,600,001	$3,310,622	$6,662,460	$54,183	$24,572,871
Chairman of the Board (1)	2009	1,800,000	0	3,348,187	2,805,475	2,854,737	4,945,464	56,003	15,809,866
	2008	1,783,334	0	4,086,675	6,408,300	2,244,510	7,752,617	73,669	22,349,105
Kenneth C. Frazier,	2010	1,155,614	0	2,351,323	1,899,998	2,149,296	1,824,565	58,836	9,439,632
President and Chief Executive Officer (2)	2009	1,044,688	0	459,800	1,072,400	1,317,459	1,081,703	55,919	5,031,969
	2008	1,012,674	0	398,700	2,625,840	986,155	666,911	127,885	5,818,165
Peter N. Kellogg,	2010	934,878	0	1,929,653	1,750,000	1,154,102	350,586	19,275	6,138,494
Executive Vice President and Chief Financial Officer	2009	903,978	0	647,497	358,488	1,031,515	215,458	404,900	3,561,836
	2008	873,608	0	691,080	650,208	721,624	144,502	90,600	3,171,622

Peter S. Kim, Ph.D.,	2010	1,093,524	0	1,883,207	1,500,000	1,233,705	777,315	30,874	6,518,625
Executive Vice President and President, Merck Research Laboratories	2009	1,066,004	0	367,840	857,920	1,111,616	494,584	36,477	3,934,441
	2008	1,033,338	0	1,275,840	1,200,384	875,023	279,673	87,515	4,751,773

Bruce N. Kuhlik,	2010	755,510	0	1,652,739	1,470,003	938,669	367,232	21,025	5,205,178
Executive Vice President and General Counsel	2009	706,234	0	524,582	278,824	805,873	194,558	21,025	2,531,096
	2008	682,504	0	956,880	650,208	563,767	135,002	22,740	3,011,101

(1)	Reflects position at January 1, 2011. During 2010, Mr. Clark served as Chairman and Chief Executive Officer.

(2)	Reflects position at January 1, 2011. During 2010, Mr. Frazier served as Executive Vice President and President, Global Human Health until May 2010, and President of Merck & Co., Inc. for the remainder of the year.

(3)	Amounts shown reflect actual base salary earnings and are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary into the MSD Deferral Program, an unfunded savings plan.

During 2010, Mr. Clark deferred $902,500 into the MSD Deferral Program. For more information about deferred amounts, see the Nonqualified Deferred Compensation table and related footnotes beginning on page 54.

(4)	The amounts shown in this column represent the full grant date fair value of RSUs and PSUs granted to each of the Named Executive Officers during 2010, 2009 and 2008, respectively, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the Named Executive Officers during the respective year. For discussion of the assumptions used in these valuations, see Note 14 to Company’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2010.

The maximum value of the PSU awards granted to the Named Executive Officers during 2010, assuming achievement of the highest level of performance (240% of target), was $10,279,456, $2,763,143, $1,631,133, $2,119,671, and $1,302,593, for Mr. Clark, Mr. Frazier, Mr. Kellogg, Dr. Kim and Mr. Kuhlik, respectively.

Amounts previously disclosed in the 2010 proxy statement for 2008 and 2009 have been revised to reflect evolving disclosure requirements for performance-based long-term equity awards.

For more information on the awards granted during 2010, see the Grants of Plan-Based Awards table and related narrative and footnotes.

(5)	The amounts shown in this column represent the full grant date fair value of stock options granted to each of the Named Executive Officers during 2010, 2009 and 2008, respectively, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the Named Executive Officers during the respective year. The stock option values were calculated using the Black-Scholes option pricing model. For discussion of the assumptions used in these valuations, see Note 14 to Company’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2010.

For more information on stock options granted during 2010, see the Grants of Plan-Based Awards table and related narrative and footnotes.

(6)	Represents amounts paid under the EIP. For more information, see the Grants of Plan-Based Awards table and related narrative and footnotes.

(7)	Amounts shown are solely an estimate of the change in actuarial present value of the Named Executive Officer’s accrued benefit under our pension plans from December 31, 2009 to December 31, 2010. For more information about those plans, see the Pension Benefits table and accompanying narrative beginning on page 51.

The MSD Deferral Program, Merck’s unfunded savings plan, does not provide for above market or preferential earnings. For more information, see the Nonqualified Deferred Compensation table and related notes and narrative.

(8)	See the All Other Compensation table below for amounts, which include personal benefits and company match on employee contributions to the MSD Employee Savings and Security Plan, our 401(k) plan. In accordance with SEC disclosure rules, we calculated the cost of personal benefits provided to the Named Executive Officers as the incremental cost of providing those benefits. We believe that there is a business purpose for the few personal benefits provided only to executives.

All Other Compensation

Named Executive Officer	Year	Financial/ Tax Counseling & Tax Preparation Services (1)	Company Aircraft (2)	Company Car and Driver (3)	Personal Security and Home Security Monitoring System (1)	Relocation Expenses	Savings Plan Company Match (4)	TOTAL
R. T. Clark	2010	$0	$6,805	$31,554	$4,799	$0	$11,025	$54,183
	2009	0	8,571	25,448	10,959	0	11,025	56,003
	2008	0	30,867	26,404	6,048	0	10,350	73,669
K. C. Frazier	2010	9,000	1,983	34,919	1,909	0	11,025	58,836
	2009	10,000	4,459	28,599	1,836	0	11,025	55,919
	2008	10,250	7,495	30,821	68,969	0	10,350	127,885
P. N. Kellogg	2010	8,250	0	0	0	0	11,025	19,275
	2009	12,500	0	0	0	381,375	11,025	404,900
	2008	0	421	0	0	79,829	10,350	90,600
P. S. Kim	2010	5,000	1,174	11,766	1,909	0	11,025	30,874
	2009	10,000	1,185	12,106	2,161	0	11,025	36,477
	2008	10,000	764	13,710	52,691	0	10,350	87,515
B. N. Kuhlik	2010	10,000	0	0	0	0	11,025	21,025
	2009	10,000	0	0	0	0	11,025	21,025
	2008	10,000	2,390	0	0	0	10,350	22,740

(1)	Financial planning, tax preparation, personal security and home security are valued at actual costs billed by outside vendors.

(2)	The value of any personal use of company aircraft by the Named Executive Officers is based on the aggregate incremental per-hour cost based on the flight time flown from origination to destination. This benefit generally is taxable to the Named Executive Officers.

(3)	The value of any personal use of company car and driver by the Named Executive Officers is based on the recipient’s cost if equivalent assets were used independent of the company. This benefit generally is taxable to the Named Executive Officers.

The incremental cost calculation for personal use of the car and driver by the Named Executive Officers included driver overtime, meals and travel pay, maintenance and fuel costs. Company cars also provided business transportation to other executives and non-executive company personnel. Since the cars were used primarily for business travel, the calculation excludes the fixed costs that do not change based on personal usage, such as drivers’ salaries and the purchase costs of the cars.

(4)	The Named Executive Officers received company matching contributions equal to 75% of the first 6% of base salary contributed (up to the IRS limit for qualified savings plans) to the MSD Employee Savings and Security Plan.

The following table provides information concerning each grant of an award made in 2010 to the Named Executive Officers under any plan.

Grants of Plan-Based Awards

for Fiscal Year Ended

December 31, 2010

Name	Grant Date	Board Approval Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
				Thres- hold ($)(1)	Target ($)(1)	Maximum ($)(1)	Thres- hold (#)(2)	Target (#)(2)	Maximum (#)(2)
Clark	03/31/10	02/23/10	PSUs				0	149,933	359,839				$4,283,107	(2)
	05/07/10	02/23/10	RSUs							83,607			2,799,998	(3)
	05/07/10	02/23/10	Options								672,269	$33.49	5,600,001	(4)
			EIP	$0	$2,812,500	$7,031,250
Frazier	03/31/10	02/23/10	PSUs				0	37,483	89,959				1,151,310	(2)
	05/07/10	02/23/10	RSUs							35,832			1,200,014	(3)
	05/07/10	02/23/10	Options								228,091	33.49	1,899,998	(4)
			EIP	0	1,500,000	3,750,000
Kellogg	03/31/10	02/23/10	PSUs				0	26,774	64,258				679,639	(2)
	05/07/10	02/23/10	RSUs							37,325			1,250,014	(3)
	05/07/10	02/23/10	Options								210,084	33.49	1,750,000	(4)
			EIP	0	893,167	2,232,918
Kim	03/31/10	02/23/10	PSUs				0	26,774	64,258				883,196	(2)
	05/07/10	02/23/10	RSUs							29,860			1,000,011	(3)
	05/07/10	02/23/10	Options								180,072	33.49	1,500,000	(4)
			EIP	0	1,152,887	2,882,218
Kuhlik	03/31/10	02/23/10	PSUs				0	19,277	46,265				542,747	(2)
	05/07/10	02/23/10	RSUs							33,144			1,109,993	(3)
	05/07/10	02/23/10	Options								176,471	33.49	1,470,003	(4)
			EIP	0	726,442	1,816,105

(1)	Amounts represent awards under the EIP, which equal a specified percentage of base salary as in effect on December 31, 2010. The actual amounts earned by each Named Executive Officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The payout of PSUs can range from zero at threshold to a maximum of 240% of target, depending on the level of achievement of the applicable performance goals. For more information on PSUs, see “The Elements of 2010 Compensation” on page 31 and the Narrative to the Grants of Plan Based Awards table below.

(3)	RSUs vest and are payable as shares of Merck common stock on the third anniversary of their grant provided the individual remains continuously employed through that date. Beginning for grants made in 2010, dividend equivalents are accrued and paid at the end of the restricted period.

A portion of the RSUs granted to the Named Executive Officers in 2010 include a special one-time retention grant in the following amounts: Frazier, 14,930; Kellogg, 22,395; Kim, 14,930; and Kuhlik, 22,395.

(4)	Stock options generally become exercisable in equal installments on the first, second and third anniversaries of the grant date.

A portion of the stock options granted to the Named Executive Officers in 2010 include a special one-time retention grant in the following amounts: Frazier, 60,024; Kellogg, 90,036; Kim, 60,024; and Kuhlik, 90,036.

The exercise price of all stock options granted in 2010 is the closing price of Merck common stock, as traded on New York Stock Exchange on the grant date.

(5)	This column represents the full grant date fair value of PSUs, RSUs and stock options granted to each of the Named Executive Officers, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the Named Executive Officers during 2010.

Narrative Information Relating to the Grants of Plan-Based Awards Table.

General Information Regarding the Executive Incentive Plan (EIP). The EIP is a shareholder-approved plan that is administered by the Compensation and Benefits Committee of the Board (the “Committee”). It is designed to provide cash awards to employees who are subject to Section 16 of the Securities Exchange Act of 1934. Compensation paid under this plan is treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Awards are based on an objective formula defined in the plan that provides for a maximum award fund equal to 2.5% of adjusted net income. The CEO may receive an award not to exceed 10% of the maximum award fund. The maximum individual award for all other plan participants is 90% of the award fund for that year divided by the number of participants other than the CEO. The Committee can use its discretion to reduce (commonly called “negative discretion”), but not increase, the maximum awards payable under this formula for executive officers. In prior years, it has been the Committee’s practice to reduce the maximum awards to the amount actually paid using the process described below.

The following methodology is used by the Committee for adjusting the maximum awards payable under the EIP to the actual amounts paid to executive officers:

•	Each executive officer is assigned a target award opportunity that is expressed as a multiple of salary.

•	100% of the target award opportunity is determined based on company performance as reflected by the Company Scorecard. The company performance component can range between 50% and 200% of target.

•

The award can be adjusted higher or lower based on the assessment of the individual’s performance against pre-established objectives including, for each Named Executive Officer other than the CEO, the Merck Leadership Behaviors.

No annual cash incentive will be paid to an individual if the company or individual performance is below minimum performance expectations as determined by the Committee. This methodology is intended to reinforce consistency and uniformity of performance standards across the global organization at all levels, create a better line of sight between results and rewards, and underscore the importance of leadership.

General Information Regarding Long-Term Incentives.

Stock Options.    Stock options enable executives to share in the financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of a stock option is set as the closing price of Merck common stock as reported on the New York Stock Exchange on the grant date (unless a higher grant price is required under local law).

Because a financial gain from stock options is only possible after the price of our common stock has increased and the executive has completed the associated service-based vesting requirements, we believe stock option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to a sustained long-term increase in the price of company stock, which benefits all shareholders.

Subject to their terms, stock options generally vest in equal installments on the first, second, and third anniversaries of the grant date and expire on the day before the tenth anniversary of the grant date.

Stock Units.    Performance Share Units (“PSUs”) and Restricted Stock Units (“RSUs”) provide for the payout of shares of company stock, generally in three years, if the recipient has met certain performance and/or service requirements.

•	PSUs

PSU awards are granted and payouts are determined under a four-step process that spans a three-year performance cycle:

Step 1:	Early in the first year, the Committee will approve an award of PSUs to eligible executives. One third of the award is a target annual tranche.

Step 2:	Early each year of the performance cycle, the Committee will set an annual EPS goal by adopting a schedule reflecting EPS minimum, target, and stretch goals (and interim points) applicable to that annual tranche.

Step 3:	After the end of the third year, the results of the three annual tranches as determined in Step 2 will be aggregated to determine a preliminary award.

Step 4:	For grants made in 2008 and 2009, the result from Step 3 will be increased or decreased by up to 20% depending on the five-year EPS compound annual growth rate between 2005 and 2010. For grants made after 2009, the result from Step 3 will be increased or decreased by up to 20% based on the Company’s three-year total shareholder return ranking (including the impact of dividends, if any) as compared to our pharmaceutical peer group (described on page 39).

Failure to attain the minimum performance goal results in forfeiture of the shares applicable to the respective award opportunity.

•	RSUs

Beginning in 2010, each Named Executive Officer’s RSU grant will be limited to 20% of the total LTI grant value (down from a maximum of 30% in prior years) with the value reallocated to PSUs to strengthen the link between executive pay and our longer-term operating and stock price performance. In addition, for RSUs granted in and after 2010, dividend equivalents will no longer be paid currently on unvested awards. Instead, dividend equivalents will be accrued and be paid out if and when the RSUs vest.

Subject to their terms, RSUs generally vest and become payable in shares of Merck common stock on the third anniversary of the grant date.

The following table provides details about each outstanding equity award held by the Named Executive Officers as of December 31, 2010.

Outstanding Equity Awards

at Fiscal Year Ended

December 31, 2010

Name	Option Awards									Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Grant Date	Option Exercise Price ($)	Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Clark	89,674	(1)				03/02/01	$75.76	03/02/06	03/01/11
	105,499	(2)				03/01/02	58.91	03/01/03	02/29/12
	105,499	(2)				02/28/03	49.96	02/28/04	02/27/13
	51,250	(2)				02/27/04	48.24	02/27/05	02/26/14
	42,500	(2)				02/25/05	31.84	02/25/06	02/24/15
	125,000	(2)				05/05/05	34.70	05/05/06	05/04/15
	240,000	(2)				03/03/06	35.09	03/03/07	03/02/16
	320,000	(2)				03/02/07	44.19	03/02/08	03/01/17
	410,000	(2)	205,000	(2)		02/29/08	44.30	02/28/09	02/28/18
	244,166	(2)	488,334	(2)		04/24/09	23.45	04/24/10	04/23/19
			672,269	(2)		05/07/10	33.49	05/07/11	05/06/20
										218,357	(3)	$7,869,586
													263,700	(6)	$9,503,748
													359,839	(7)	12,968,605

Frazier	89,674	(1)				03/02/01	$75.76	03/02/06	03/01/11
	94,949	(2)				03/01/02	58.91	03/01/03	02/29/12
	105,499	(2)				02/28/03	49.96	02/28/04	02/27/13
	45,000	(2)				02/27/04	48.24	02/27/05	02/26/14
	42,500	(2)				02/25/05	31.84	02/25/06	02/24/15
	112,000	(2)				03/03/06	35.09	03/03/07	03/02/16
	131,040	(2)				03/02/07	44.19	03/02/08	03/01/17
	60,000	(2)				08/01/07	51.02	08/01/08	07/31/17
	168,000	(2)	84,000	(2)		02/29/08	44.30	02/28/09	02/28/18
	93,333	(2)	186,667	(2)		04/24/09	23.45	04/24/10	04/23/19
			228,091	(2)		05/07/10	33.49	05/07/11	05/06/20
										35,832	(3)	$1,291,385
													72,000	(6)	$2,594,880
													89,959	(7)	3,242,130

Kellogg	105,000	(4)	70,000	(4)		11/13/07	$57.49	11/13/08	11/12/17
	41,600	(2)	20,800	(2)		02/29/08	44.30	02/28/09	02/28/18
	31,200	(2)	62,400	(2)		04/24/09	23.45	04/24/10	04/23/19
			210,084	(2)		05/07/10	33.49	05/07/11	05/06/20
										40,000	(5)	$1,441,600
										66,575	(3)	2,399,363
													42,120	(6)	$1,518,005
													64,258	(7)	2,315,844

Name	Option Awards									Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Grant Date	Option Exercise Price ($)	Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Kim	131,874	(1)				03/02/01	$75.76	03/02/06	03/01/11
	137,149	(2)				03/01/02	58.91	03/01/03	02/29/12
	210,998	(2)				02/28/03	49.96	02/28/04	02/27/13
	100,000	(2)				02/27/04	48.24	02/27/05	02/26/14
	100,000	(2)				02/25/05	31.84	02/25/06	02/24/15
	96,000	(2)				03/03/06	35.09	03/03/07	03/02/16
	115,200	(2)				03/02/07	44.19	03/02/08	03/01/17
	76,800	(2)	38,400	(2)		02/29/08	44.30	02/28/09	02/28/18
	74,666	(2)	149,334	(2)		04/24/09	23.45	04/24/10	04/23/19
			180,072	(2)		05/07/10	33.49	05/07/11	05/06/20
										51,460	(3)	$1,854,618
													57,600	(6)	$2,075,904
													64,258	(7)	2,315,844

Kuhlik	10,000	(2)				05/23/05	$32.72	05/23/06	05/22/15
	500	(2)				02/01/06	34.47	02/01/07	01/31/16
	20,880	(2)				03/03/06	35.09	03/03/07	03/02/16
	24,000	(2)				03/02/07	44.19	03/02/08	03/01/17
	50,000	(2)				08/01/07	51.02	08/01/08	07/31/17
	41,600	(2)	20,800	(2)		02/29/08	44.30	02/28/09	02/28/18
	24,266	(2)	48,534	(2)		04/24/09	23.45	04/24/10	04/23/19
			176,471	(2)		05/07/10	33.49	05/07/11	05/06/20
										64,494	(3)	$2,324,364
													32,760	(6)	$1,180,670
													46,265	(7)	1,667,383

(1)	Stock options granted March 2, 2001 generally vest and become exercisable on the fifth anniversary of grant and expire on the day before the tenth anniversary of grant.

(2)	Stock options generally vest and become exercisable in equal installments on the first, second and third anniversary of grant, and expire on the day before the tenth anniversary of grant. Stock options also vest upon attainment of eligibility to retire, in which case they become exercisable in equal installments on the first, second and third anniversary of grant.

(3)	RSUs generally vest and become payable in shares of Merck common stock on the third anniversary of grant.

(4)	Stock option grant vests and becomes exercisable in five equal annual installments on the first through fifth anniversaries of grant, and expires on the day before the tenth anniversary of grant.

(5)	Fifty percent of the RSU award vested on the third anniversary of grant. The remaining 50% will vest on the sixth anniversary of grant.

(6)	Maximum (240% of target) of PSUs granted during 2009 that may be earned based on Merck’s performance, as determined by the Committee, following the completion of the three-year performance period ending December 31, 2011.

(7)	Maximum (240% of target) of PSUs granted during 2010 that may be earned based on Merck’s performance, as determined by the Committee, following the completion of the three-year performance period ending December 31, 2012.

(8)	The market value of the units reported in this column was computed by multiplying the number of such units by $36.04, the closing price of Merck common stock on December 31, 2010.

The following table provides information about stock options that were exercised and stock units that vested during 2010.

Option Exercises and Stock Vested

for Fiscal Year Ended December 31, 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(3)
Richard T. Clark	—	—	112,545	(a)	$4,056,122
			60,000	(b)(2)	2,236,200

Kenneth C. Frazier	—	—	32,940	(a)	1,187,158
			14,000	(b)	521,780
			25,000	(b)	861,500

Peter N. Kellogg	—	—	14,274	(a)	514,435
			40,000	(c)	1,388,400

Peter S. Kim	—	—	26,352	(a)	949,726
			37,600	(b)	1,401,352

Bruce N. Kuhlik	—	—	14,274	(a)	514,435
			3,700	(b)	141,266
			4,500	(b)	167,715
			15,000	(b)	516,900

(1)	This column represents the vesting during 2010 of the following:

(a)	PSUs granted in 2008;
(b)	RSUs granted in 2007; and
(c)	50% of the special 2007 RSU grant to Mr. Kellogg.

(2)	For Mr. Clark, amounts were deferred into the MSD Deferral Program. The terms of this program are described in more detail in the Nonqualified Deferred Compensation table and related narrative.

(3)	The value realized was determined by multiplying the number of units that vested by the market price of Merck common stock on the respective vesting date.

The table below quantifies the benefits expected to be paid to the Named Executive Officers from our two defined benefit pension plans—the Retirement Plan for the Salaried Employees of Merck Sharp & Dohme Corp. (the “Qualified Plan”) and the MSD Supplemental Retirement Plan (the “SRP”). The terms of the plans are described below the table.

Pension Benefits

for Fiscal Year Ended

December 31, 2010

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Richard T. Clark (1)	Qualified Plan	35.0	$1,790,704	$0
	SRP	35.0	31,507,740	0

Kenneth C. Frazier (1)	Qualified Plan	18.5	620,418	0
	SRP	18.5	5,442,311	0

Peter N. Kellogg	Qualified Plan	3.0	93,330	0
	SRP	3.0	617,216	0

Peter S. Kim	Qualified Plan	9.5	256,894	0
	SRP	9.5	2,218,162	0

Bruce N. Kuhlik	Qualified Plan	5.5	162,022	0
	SRP	5.5	723,461	0

(1)	As of December 31, 2010, only Messrs. Clark and Frazier were eligible for early retirement subsidies under the Qualified Plan and SRP.

(2)	This column shows the number of years of credited service as of December 31, 2010. Credited service begins with the January or July coincident with or next following a participant’s hire date and ends with his last full month of employment. A maximum of 35 years of credited service may be earned.

(3)	The actuarial present value is calculated using the same assumptions used for financial statement reporting purposes as set forth in the footnotes to our financial statements:

•	Discount rate equals 5.4% for the Qualified Plan and 5.2% for the SRP; lump sum interest rate equals 4.9% for the Qualified Plan and 4.7% for the SRP;

•	RP2000 Mortality Table, sex based; the mortality table in accordance with Sec. 417(c)(3)(A)(ii)(I) of the Internal Revenue Code for lump sums;

•	Assumes that 80% of retirees elect a lump sum and the remaining 20% elect an annuity; and

•	Assumes commencement at the later of (1) current age or (2) age 62 discounted to current age.

The Named Executive Officers participate in two defined benefit plans as do other Merck Sharp & Dohme Corp. salaried employees. Benefits payable under the Qualified Plan and the SRP (collectively, the “Retirement Plans”) are based on a formula that yields an annual amount payable over the participant’s life beginning at age 65.

Formula.    The annual amount of benefit under the Retirement Plans is under a formula which:

Multiplies the participant’s final average compensation by

•	a multiplier of 2% for years of credited service earned prior to July 1, 1995 and

•	a multiplier of 1.6% for years of credited service earned on or after July 1, 1995 (total credited service at 2% and 1.6% is limited to 35 years); and

Subtracts 1.6% of the participant’s Social Security benefits multiplied by years of credited service, not to exceed 50% of the Social Security benefit

Final average compensation.    The average of a participant’s highest five consecutive calendar years of pay for the 10 calendar years before he or she terminates employment. Pay for this purpose means the greater of (a) or (b):

(a)	Annual base pay for all full years of service completed. This annual base pay is determined as of December 31 of the current year (before any pre-tax contribution deductions for the savings plan or elective deferrals to our flexible spending accounts). Commissions, overtime pay, bonuses, other supplemental pay and all other amounts are excluded from this calculation.

(b)	Actual cash earnings. Cash earnings are determined before any deduction for pre-tax contribution deductions for the savings plan or any elective deferrals to our flexible spending account plans. Also included are overtime, bonuses, commissions, special awards, shift differential, cost of living adjustments, pre-tax transportation fringe benefits, as well as incentive pay. Amounts that are excluded include grants under the ISP, any distribution of a previously deferred award under any of our incentive plans, and any other form of compensation.

Vesting.    A participant vests in his or her benefit—that is, the benefit that is accrued will not be forfeited back to the plans—when his or her employment includes any portion of five calendar years.

A participant who is vested but terminates employment before being eligible for early retirement subsidies is referred to as a “terminated vested” participant and can commence receiving benefits from the Retirement Plans on the first day of any month between the month after attaining age 55 and the month after attaining age 65. However, with respect to benefits that accrued after 2004 under the SRP, payment will be made as of the first day of the month after the later of (a) the month in which the participant attains age 55 or (b) separates from service (as defined by the Internal Revenue Service). The amount of the benefit is reduced from the age 65 benefit on an actuarial basis, which takes into account the participant’s life expectancy and expected plan returns and is substantial—for example, a participant’s $100 accrued benefit (at age 65) would be reduced to about $34 if it began at age 55.

Early Retirement Subsidies.    If a participant terminates employment at or after age 55 when he or she has at least 10 years of credited service, then he or she is entitled to “early retirement subsidies”—that is, a reduction for commencing before age 65 that is smaller than the actuarial reduction for terminated vested participants. For an early retiree, benefits are reduced by 3% per year that benefits begin before age 62. For example, an early retiree’s $100 accrued benefit would be unreduced if he or she waited until age 62, or would be reduced to $79 if he or she commenced at age 55.

However, under the “Rule of 85,” a participant who retired from active service when his or her age plus years of Credited Service totaled at least 85 (e.g., age 55 with 30 years of credited service) could receive an unreduced immediate benefit. In addition, a Social Security Bridge Benefit represented an additional benefit for eligible early retirees by providing a temporary monthly supplement prior to age 62 to avoid the Social Security offset described above in the benefit formula, so the offset would not apply until a participant attained age 62. Both of these benefits were eliminated from the Retirement Plans on July 1, 1995. However, transition benefits were added to replace all or part of the benefit for participants who were participating in the Retirement Plans on

July 1, 1995 and were then at least age 40. Mr. Frazier’s transition percentage is 5.39—that is, 5.39% of the enhancement continues to apply. Other Named Executive Officers do not have any transition benefit, or, in Mr. Clark’s case, the transition benefit does not affect his benefit.

In addition, a participant who terminates employment due to a disability that can reasonably be expected to permanently disable him or her from any job anywhere may be approved for a disability retirement. In such a case, the participant’s benefit which has then accrued is not reduced for early commencement.

SRP Benefits.    The Qualified Plan benefits are limited by the Internal Revenue Code. The SRP is an unfunded plan maintained to provide benefits to a select group of management and highly compensated employees and provides benefits according to the formula described above which exceed those limits, as well as benefits:

•

That are payable because compensation deferred into the MSD Deferral Program is excluded from the definition of final average compensation in the Qualified Plan (and so are payable solely from the SRP); and

•

That provide a minimum annual aggregate benefit under this plan and the Qualified Plan of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking position under the Company’s Corporate Policy on Executive Retirement, reduced in the event of retirement or death prior to normal retirement date.

In addition, for employees who were, prior to January 1, 1995, subject to the Company’s mandatory age 65 retirement policy due to their exemption from the Age Discrimination in Employment Act, an additional benefit is payable upon retirement from active service at age 65. The additional benefit is an amount calculated under the benefit formula in the Qualified Plan using one additional month of credited service for each month of credited service accrued prior to January 1, 1995, during, or prior to attainment of, the designated position (up to the 35-year total) minus: (i) the minimum benefit, where applicable, or the supplemental benefit; (ii) the Qualified Plan benefit; and (iii) any retirement benefit payable from a plan not sponsored by the Company.

The SRP was amended as of January 1, 1995, to prospectively eliminate this additional benefit. Further, in 2009, the Company revised its mandatory retirement policy to cover only the CEO. As a result of his appointment to CEO, Mr. Frazier is eligible to receive this benefit provided that he remains subject to the mandatory retirement policy at least until age 64 (i.e., until December 17, 2018) and retires from the Company once he reaches age 65. If those requirements are met, Mr. Frazier will have 30 years of credited service (as compared to 27.5, without benefit of this provision). The provision does not affect any other Named Executive Officer.

Forms of Benefit.    Participants in the Qualified Plan generally can choose among single, joint and term certain annuities and a lump sum. All forms of benefit are actuarially equivalent to the single life annuity. All forms use a 9% interest rate except for the lump sum which uses interest rates based on a blend of long term U.S. Treasury interest rates and an interest rate yield curve based on corporate debt instruments, as provided by the Internal Revenue Code. The interest rate changes quarterly: during 2010, the blended 3 tiered interest rates ranged between 3.0% and 5.8%.

SRP Payments.    Payments under the SRP of benefits accrued and vested prior to 2005 generally follow the timing and form of benefit that applies to the Qualified Plan. However, a participant who elects a lump sum under the Qualified Plan, or one who cannot satisfy the spousal consent requirements applicable to the Qualified Plan, may choose any other form of benefit described above for his or her pre-2005 SRP benefit. Post-2004 SRP balances are payable as a lump sum. A participant may elect this benefit to be paid in 5 or 10 annual installments. This election must be made at least 12 months prior to the later of termination or age 55 and payment generally is subject to a five year delay.

Nonqualified Deferred Compensation

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the MSD Deferral Program, an unfunded, unsecured deferred compensation plan. The MSD Deferral Program allows participants who are executive officers to defer the following:

•	All or a portion of their annual bonuses (but not less than $3,000);

•	Up to 50% of base salary, subject to certain limitations; and/or

•	All or any part of annual grants of RSU and PSU awards.

Nonqualified Deferred Compensation

for Fiscal Year Ended

December 31, 2010

Name	Executive Contributions in 2010 ($)		Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)(2)	Aggregate Withdrawals/ Distributions in 2010 ($)	Aggregate Balance at 12/31/10 ($)(3)
Richard T. Clark	$3,138,700	(1)	0	$974,481	0	$15,819,314
Kenneth C. Frazier	0		0	780,044	0	5,736,826
Peter N. Kellogg	0		0	131,304	0	1,233,071
Peter S. Kim	0		0	37,904	0	1,404,095
Bruce N. Kuhlik	0		0	0	0	0

(1)	For Mr. Clark, the amount disclosed in this column consists of the following: (1) base salary deferral in the amount of $902,500 (this amount is included in the “Salary” column of the Summary Compensation Table for 2010) and (2) RSUs with a value of $2,236,200 that were distributable in 2010.

(2)	This column represents dividends earned plus changes in account value (investment earnings or losses) for the period January 1, 2010 to December 31, 2010.

(3)	This column includes deferred compensation earned in earlier years which was disclosed as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table of prior proxy statements as follows: Clark, $840,000 for 2009, $823,334 for 2008; and Kellogg, $852,665 for 2008.

Deferral Program Investments:    The aggregate balances shown above represent amounts that the Named Executive Officers earned but elected to defer, plus earnings (or losses). Account balances may be invested in phantom investments selected by the executive from an array of investment options that mirrors the funds in the 401(k) Plan. Prior to 2011, RSUs and PSUs could be deferred into the MSD Deferral Program instead of being paid upon vesting. Deferrals of RSUs and PSUs were required to be made to the Merck common stock fund and may not be reallocated into any other investment alternative.

Distributions:    When participants elect to defer amounts into the MSD Deferral Program, they also elect when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year, whether or not employment has then ended, or at a time that begins at or after the executive’s employment has ended. Distributions can be made in a lump sum or up to 15 annual installments. Distributions from the Merck common stock fund are made in shares, with cash payable for any partial share.

Potential Payments Upon Termination or a Change in Control

The section below describes the payments that may be made to the Named Executive Officers upon separation, pursuant to individual agreements, or in connection with a change in control (as defined below). For payments made to a participant upon a retirement other than in connection with a separation or change in control, see Pension Benefits table and related narrative beginning at page 51.

Separation

The Company provides separation pay and benefits to all of its most senior executives who are employees of Merck Sharp & Dohme Corp., including the Named Executive Officers, pursuant to the MSD Separation Benefits Plan for Non-Union Employees (the “Separation Plan”). An amount related to the executive’s target annual incentive award is provided under certain circumstances. To be eligible for all of the benefits described below, a general release of claims is required, as well as nondisparagement, cooperation with litigation and, in some cases, noncompetition and nonsolicitation agreements in connection with, and at the time of, the separation.

Severance Pay.    The Separation Plan provides severance pay to employees whose employment is terminated due to organizational changes including discontinuance of operations, location closings or corporate restructuring or a general reduction in work force. Under an enhancement in effect until December 31, 2011, certain management level employees, including the Named Executive Officers, will be eligible to receive the following severance pay:

•	26 weeks of base pay, if completed years of continuous service as of the date employment ends is less than one year;

•	41 weeks of base pay, if completed years of continuous service is at least one but less than two; or

•	41 weeks of base pay plus two weeks of pay for each completed year of continuous service, if completed years of service is two or more; however, the maximum severance pay is 78 weeks of base pay.

Amounts are payable over the number of weeks described above. However, for the Named Executive Officers and other of our highest paid employees, amounts are payable at such time as is permitted under Section 409A of the Internal Revenue Code. Medical coverage at active employee rates is also provided for the applicable severance period.

Outplacement Assistance.    Under the Separation Plan, certain management level employees, including the Named Executive Officers, are eligible for up to 12 months of company provided executive outplacement services from our outplacement vendor.

EIP Awards

As part of its standard practice for separated employees, we may pay an amount in lieu of a bonus payout under the EIP, depending on the date of separation.

•

If employment terminates following the end of the performance year, the executive will be considered for a bonus on the same terms and conditions as other employees with respect to the previous year’s performance.

•

If employment terminates between January 1 and June 30 of the performance year, the employee is not eligible for payment of a bonus for the year in which separated, unless the employee is retirement eligible. Retirement eligible employees may receive a special payment in lieu of any award under the EIP. The amount of the special payment is based on his or her target award and the number of months worked in the current year.

•

If employment terminates after June 30 and on or before December 31 of the performance year, a special payment is made in lieu of any award under the EIP. The amount of the special payment is based on the employee’s target award and the number of months worked in the current year. This amount is payable in a lump sum at a time that complies with Section 409A, as described above.

Effects Under Other Benefit Plans

All separated employees are entitled to certain benefits under other plans as described below. In general, the benefits depend upon whether an employee is “retirement eligible,” “bridged,” or “other separated,” as the terms are defined below.

Retirement eligible employees are separated employees who, as of their separation date, are at least age 55 with at least 10 years of credited service under the Qualified Plan or are at least age 65 without regard to years of credited service. For retirement eligible employees, a transition rule of 85 is provided if the employee is within two years of attaining eligibility for the benefit on his or her separation date. This transition benefit is described under the Pension Benefits table and related narrative beginning at page 51. Payments may be made from the Qualified Plan and SRP at the time and in the form described under the Pension Benefits table and related narrative.

Bridged employees generally are separated employees who are not retirement eligible but who, as of their separation date, are at least age 49 with at least nine years of credited service under the Qualified Plan. All separated bridged employees receive the following benefits:

•

Retirement Plans. Bridged employees receive a portion of the benefit that would be payable if they were retirement eligible (that is, are at least 55 with at least 10 years of credited service, but who are younger than age 65) on their separation date. The Qualified Plan provides that the benefits for early retirees are reduced by 0.25% for each month that benefits commence before the employee attains age 62. This reduction is substantially less than the actuarial reduction that applies for early commencement for terminated vested employees. Bridged employees receive a pro-rata portion of the enhancement provided by these early retirement subsidies. This pro-rata portion equals the percentage of the employee’s credited service on his/her separation date divided by the credited service that employee would have had if employment had continued until he/she was first eligible to be treated as an early retiree.

•

Medical, Dental and Life Insurance Plans and options, RSUs and PSUs.    All separated bridged employees are eligible to be treated in accordance with plan provisions applicable to retired employees as they may be amended from time to time.

Other separated employees are separated employees who are not retirement eligible or bridged employees. These employees are eligible for continued participation in the medical, dental and life insurance plans for the greater of six months or the number of weeks for which they are eligible for severance pay, by paying contributions at the same rate as paid by active employees from time to time. In addition, these employees are also treated under the provisions applicable to separated employees with respect to their options, RSUs and PSUs.

Individual Agreements

In addition to the benefits and payments provided for separated employees and following a Change in Control, Mr. Clark and Mr. Kellogg have agreements that may affect the amount paid or benefits provided following termination of their employment under certain conditions as described below.

Mr. Clark:    If Mr. Clark’s employment were to be terminated without cause and without a Change in Control, he would be provided with salary continuation and target bonus for two years or until Mr. Clark attains age 65, whichever is shorter. Mr. Clark turned 65 on March 7, 2011. The salary continuation would be payable according to our normal payroll practices for our executive officers and our target bonus would be payable in a lump sum. Any severance pay would be contingent upon a release and other customary provisions.

Mr. Kellogg:    If within two years after the appointment of a successor CEO to Mr. Clark, we terminate his employment for a reason other than gross misconduct, Mr. Kellogg will be eligible for the following, provided that upon the termination of his employment he signs and complies with noncompete, nonsolicitation and nondisclosure covenants and a waiver and release of claims:

•	a lump sum payment equal to 18 months of base salary; and

•	immediate vesting of his November 13, 2007 stock option and RSU grants.

Change in Control

Participants in the Change in Control Plan include the Named Executive Officers as well as certain other senior executives. With respect to the Named Executive Officers, the following severance benefits would be provided upon qualifying terminations of employment in connection with or within two years following a change in control of Merck:

•

Cash severance pay equal to three (or a lesser number equal to the number of full and fractional years between the date of the change in control and the Named Executive Officer’s 65th birthday) times the sum of his or her base salary plus target bonus amount.

•	Pro-rata annual cash incentive at target levels, paid in a lump sum at termination.

•

Continued medical, dental and life insurance benefits at active-employee rates for a period of three years, but not beyond the Named Executive Officer’s 65th birthday. These benefits are reduced by benefits obtained from a subsequent employer and are not available to the extent the Named Executive Officer is eligible for the same benefit as a retiree.

•

Enhanced supplemental retirement benefits determined by increasing both the Named Executive Officer’s age and credited service by three (but not more than he or she would have earned if employment continued until age 65) and then calculating benefits under the SRP.

•

If the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to subsidized and/or unreduced pension benefits upon commencement of pension benefits in accordance with plan terms after his or her termination of employment. In addition, if the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to be treated as a retiree under our medical, dental and life insurance plans immediately upon his or her termination of employment.

•	Continued financial planning benefits and outplacement assistance benefits for a limited period of time.

Terminations of employment that entitle a Named Executive Officer to receive severance benefits under the plan consist of (1) a termination without cause or (2) a resignation by the Named Executive Officer for good reason, in each case within two years following a change in control. A Named Executive Officer is not eligible for benefits under the plan if his or her termination is due to death or permanent disability.

A “change in control” for purposes of the plan generally consists of any of the following:

•	an acquisition of more than 20% of the Company’s voting securities (other than acquisitions directly from the Company); or

•	the current Board (and their approved successors) ceasing to constitute a majority of the board of directors of a successor to the Company; or

•	the consummation of a merger, consolidation or reorganization, unless

•	the shareholders of the Company prior to the transaction hold at least 60% of the voting securities of the successor;

•	the members of the Board prior to the transaction constitute at least a majority of the board of directors of the successor; and

•	no person owns 20% or more of the voting securities of the Company or the successor; or

•	the liquidation or dissolution of the Company or the sale by the Company of all or substantially all of its assets.

A “termination for good reason” for the Named Executive Officers generally includes any of the following actions without the executive’s written consent following a change in control:

•

Significantly and adversely changing the executive’s authority, duties, responsibilities or position (including title, reporting level and status as an executive officer subject to Section 16(b) of the Exchange Act). Other than:

•	an isolated, insubstantial and inadvertent action not taken in bad faith which the Company remedy promptly after receiving notice; or

•	a change in the person to whom (but not the position to which) he or she reports;

•	Reducing annual base salary or level of bonus opportunity;

•

Changing the executive’s office location so that he or she must commute more than the greater of (a) 50 more miles or (b) 120% more miles, as compared to his or her commute immediately prior to the change;

•	Failing to pay base salary, bonus or deferred compensation under any Company deferred compensation program within seven days of its due date;

•

Failing to continue any compensation plan or program in which the executive participates including bonus plans and the Incentive Stock Plan (or successors to those plans), or failing to continue his or her level of participation in those plans;

•

Failing to continue to provide him or her with the pension and welfare benefits substantially similar to those in which he or she participates or materially reducing any of those benefits or depriving him or her of any material fringe benefit; and

•	Failing to obtain a satisfactory agreement from any successor to Merck to assume and agree to perform the obligations under the change in control plan.

A termination by the Company for “cause” generally includes:

•

Willful and continued failure by the executive to substantially perform his or her duties for the Company (other than any failure that results from his or her incapacity due to physical or mental illness) for at least 30 consecutive days after a written demand for substantial performance has been delivered to him or her;

•	Willful misconduct or gross negligence by the executive which is injurious to the Company or any of its subsidiaries; and

•	Conviction, or entry of a plea of nolo contendere to

•	a felony or

•	any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust.

To receive the severance benefits under the plan, a Named Executive Officer must execute a general release of claims against Merck (or its successor) and its affiliates, which includes certain restrictive covenants, including a commitment by the Named Executive Officer not to solicit employees for two years following the change in control. The severance benefits are in lieu of (or offset by) any other severance benefits to which a Named Executive Officer may be entitled under other arrangements. Cash severance is paid in the form of salary continuation, and it and the other benefits under the plan (other than the tax-qualified pension benefits) are generally subject to discontinuation in the event of breach by the Named Executive Officer of the restrictive covenants and other obligations under the release.

For any change in control that occurred prior to February 14, 2011, the Named Executive Officers were entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control. Excise tax gross-ups are no longer payable. In addition, the Named Executive Officers are entitled to payment of their legal fees if they prevail on a claim for relief in an action to enforce their rights under the plan or in an action regarding the restrictive covenants contained in the general release.

For stock options and RSUs granted prior to 2010:

•	Upon a change in control, all outstanding stock options and RSUs will become fully vested.

•

In general, vested stock options may be exercised for five years following termination of the option holder’s employment following a change in control (but not beyond the original term of the stock option). This extended exercise period would not apply in the case of terminations by reasons of death or retirement or for gross misconduct.

•

If stock options do not remain outstanding following the change in control and are not converted into successor stock options, then option holders will be entitled to receive cash for their options in an amount at least equal to the difference between the exercise price and the price paid to shareholders in the change in control.

•	Upon a change in control, a portion of PSUs generally will become vested as determined by reference to the holder’s period of employment during the performance cycle:

•	based on actual performance as to fiscal years that have been completed for at least 90 days as of the date of the change in control: or

•	otherwise, based on target performance.

For options, RSUs and PSUs granted in and after 2010, awards generally will vest upon an involuntary termination of employment within two years after a change in control.

In addition, our compensation and employee benefit plans, programs and arrangements generally provide that for two years following the change in control, the material terms of the plans, programs and arrangements (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated in them immediately before the change in control.

The following table estimates the dollar value of the additional payments and benefits the Named Executive Officers would have been entitled to receive under applicable plans and/or arrangements, assuming the applicable triggering event occurred on December 31, 2010.

Name	Involuntary Termination Before Change in Control	Change in Control	Involuntary Termination After Change in Control
R.T. Clark
• Severance Pay(1)	$847,603	—	$847,603
• Supplemental Pension and Retiree Medical	—	—	—
• Welfare Benefits Continuation	—	—	11,941
• Stock Option Accelerated Vesting	—	—	—
• PSU Accelerated Vesting(2)	—	$463,454	2,401,593
• RSU Accelerated Vesting(3)	—	14,476	—
• Outplacement, Financial Planning	—	—	52,500
• Parachute Tax Gross Up Payments	—	—	—
Total	847,603	477,930	3,313,637

K.C. Frazier
• Severance Pay(5)	$1,776,923	—	$8,100,000
• Supplemental Pension and Retiree Medical(7)	—	—	2,154,442
• Welfare Benefits Continuation	—	—	118,800
• Stock Option Accelerated Vesting	—	—	—
• PSU Accelerated Vesting(2)	—	$126,540	600,394
• RSU Accelerated Vesting	—	—	—
• Outplacement, Financial Planning	40,000	—	50,000
• Parachute Tax Gross Up Payments(4)	—	—	4,197,722
Total	1,816,923	126,540	15,221,358

P. N. Kellogg
• Severance Pay(5)	$849,774	—	$5,500,030
• Supplemental Pension and Retiree Medical(7)	—	—	1,009,408
• Welfare Benefits Continuation	16,101	—	108,978
• Stock Option Accelerated Vesting(6)	785,616	$785,616	535,714
• PSU Accelerated Vesting(2)	714,314	666,235	964,935
• RSU Accelerated Vesting(8)	3,213,642	1,054,170	1,345,193
• Outplacement, Financial Planning	40,000	—	50,000
• Parachute Tax Gross Up Payments(4)	—	—	4,724,572
Total	5,619,447	2,506,021	14,238,830

P. S. Kim
• Severance Pay(5)	$1,245,794	—	$6,752,626
• Supplemental Pension and Retiree Medical(7)	2,729,822	—	2,440,651
• Welfare Benefits Continuation(9)	44,617	—	146,253
• Stock Option Accelerated Vesting(6)	1,880,115	$1,880,115	459,184
• PSU Accelerated Vesting(2)	872,665	911,091	964,935
• RSU Accelerated Vesting(8)	944,468	778,464	1,076,154
• Outplacement, Financial Planning	40,000	—	50,000
• Parachute Tax Gross Up Payments(4)	—	—	5,450,298
Total	7,757,481	3,569,670	17,340,101

Name	Involuntary Termination Before Change in Control	Change in Control	Involuntary Termination After Change in Control
B. N. Kuhlik
• Severance Pay(5)	$749,971	—	$4,473,355
• Supplemental Pension and Retiree Medical(7)	—	—	342,201
• Welfare Benefits Continuation	19,257	—	78,219
• Stock Option Accelerated Vesting(6)	611,043	$611,043	450,001
• PSU Accelerated Vesting(2)	539,197	518,183	694,743
• RSU Accelerated Vesting(8)	1,108,038	1,129,854	1,194,510
• Outplacement, Financial Planning	40,000	—	50,000
• Parachute Tax Gross Up Payments(4)	—	—	3,496,458
Total	3,067,506	2,259,080	10,779,487

(1)	If Mr. Clark’s employment is terminated without cause prior to or following a change in control, he is eligible for salary continuation and target bonus until he attains age 65, which occurred on March 7, 2011.

(2)	Each PSU annual tranche that has been completed for 90 days pays out based on actual performance; otherwise the payout is based on target performance. The value equals the total number of accelerated shares as of December 31, 2010 multiplied by the closing price of Merck common stock on December 31, 2010 which was $36.04.

(3)	Represents only the present value of accelerated payment. The occurrence of a change of control does not accelerate the vesting of these RSUs since Mr. Clark is retirement eligible.

(4)	Parachute tax gross ups will only be paid if a change in control occurred prior to February 14, 2011.

(5)	Amounts shown are pursuant to the arrangements for employees eligible for benefits under the MSD Separation Benefits Plan for Non-Union Employees as described on page 55.

(6)	Unvested stock options granted prior to 2010 vest immediately upon a change of control. Unvested stock options granted in 2010 vest upon an involuntary termination occurring within two years immediately following a change in control. The value shown equals the total number of unvested stock option shares as of December 31, 2010 multiplied by the difference between the closing price of Merck common stock on December 31, 2010 of $36.04 and the exercise price of the option.

(7)	SRP enhancements include the incremental value of benefits provided upon a change in control. These amounts represent the present value of the enhanced benefit that would be received under the SRP and the cost to provide retiree medical coverage at December 31, 2010.

(8)	The value related to these awards equals the total number of accelerated shares as of December 31, 2010 multiplied by the closing price of Merck common stock on December 31, 2010 of $36.04.

(9)	As of December 31, 2010, Dr. Kim is bridge eligible under the terms of the Separation Plan if he is involuntarily separated and will be treated as a retiree for purposes of medical, dental benefits and his retiree healthcare benefits.

General Assumptions

•

Amounts shown are in addition to what would be payable for a voluntary resignation, including a retirement. As of December 31, 2010, Mr. Clark and Mr. Frazier are retirement eligible (i.e., they are at least age 55 and have completed at least 10 years of service).

•

For parachute tax gross up calculation, all executives were assumed to be subject to the maximum federal and state income and other payroll taxes, in their respective states of residence. No parachute tax gross up payments will be made for a change in control that occurs on or after February 14, 2011.

Director Compensation

As described more fully below, this chart summarizes the annual compensation for our non-employee directors during 2010.

Director Compensation for Fiscal Year Ended

December 31, 2010

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Leslie A. Brun	103,500	35,300	70,000	208,800
Thomas R. Cech	85,000	35,300	62,950	183,250
Thomas H. Glocer	88,000	35,300	85,000	208,300
Steven F. Goldstone	104,000	35,300	85,000	224,300
William B. Harrison, Jr.	113,416	35,300	85,000	233,716
Harry R. Jacobson	85,000	35,300	55,000	175,300
William N. Kelley	108,500	35,300	56,000	199,800
C. Robert Kidder	81,833	35,300	55,000	172,133
Rochelle B. Lazarus	74,500	35,300	84,125	193,925
Carlos E. Represas	95,000	35,300	55,000	185,300
Patricia F. Russo	80,500	35,300	71,000	186,800
Thomas E. Shenk	94,500	35,300	55,000	184,800
Anne M. Tatlock	96,500	35,300	85,000	216,800
Samuel O. Thier*	57,584	—	29,650	87,234
Craig B. Thompson	80,500	35,300	55,000	170,800
Wendell P. Weeks	90,584	35,300	85,000	210,884
Peter C. Wendell	98,500	35,300	83,500	217,300

*	Retired from the Board effective May 25, 2010.

(1)	Represents the full grant date fair value of stock options as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by each Director during 2010. The stock option values were calculated using the Black-Scholes option pricing model. For discussion of the assumptions used in these valuations, see Note 14 to the Company’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2010. Stock options vest and become exercisable in substantially equal installments on the first, second and third anniversary of the grant.

At December 31, 2010, the aggregate number of option awards outstanding was: Mr. Brun—10,000 shares; Dr. Cech—5,000 shares; Mr. Glocer—15,000 shares; Mr. Goldstone—15,000 shares; Mr. Harrison—50,825 shares; Dr. Jacobson—15,000 shares; Dr. Kelley—50,825 shares; Mr. Kidder—5,000 shares; Ms. Lazarus—30,000 shares; Mr. Represas—8,334 shares; Ms. Russo—5,000 shares; Dr. Shenk— 50,825 shares; Ms. Tatlock—50,825 shares; Dr. Thier—44,159 shares; Dr. Thompson—5,000 shares; Mr. Weeks—35,000 shares; and Mr. Wendell—35,000 shares.

(2)	Represents company contributions to the Plan for Deferred Payment of Directors’ Compensation.

Also includes charitable contributions made by The Merck Company Foundation under its matching gift program on behalf of the following Directors: Mr. Brun, $15,000; Dr. Cech, $7,950; Mr. Glocer, $30,000; Mr. Goldstone, $30,000; Mr. Harrison, $30,000; Dr. Kelley, $1,000; Ms. Lazarus, $29,125; Ms. Russo, $16,000; Ms. Tatlock, $30,000; Dr. Thier, $29,650; Mr. Weeks, $30,000; and Mr. Wendell, $28,500.

Directors who are not Merck employees are compensated for their service as a director as shown in the chart below:

Schedule of Director Fees

As of December 31, 2010

Compensation Item	Amount
Annual Retainers
Board	$55,000
Lead Director	30,000
Audit Committee Chair	20,000
Corporate Governance Committee Chair	10,000
Compensation and Benefits Committee Chair	10,000
Research Committee Chair	10,000
Finance Committee Chair	5,000
Public Policy & Social Responsibility Chair	5,000
Audit Committee Members	10,000
Per Meeting Fees (Board and Committee)	1,500
Company contribution to the Plan for Deferred Payment of Directors’ Compensation	55,000

All annual retainers are paid in quarterly installments.

Stock Options.    Stock options issued to directors under the 2010 Non-Employee Directors Stock Option Plan and any predecessor plans become exercisable in substantially equal installments on the first, second and third anniversaries of the grant date. Stock options issued before April 2002 became exercisable five years from the grant date. All options expire on the day before the tenth anniversary of their grant. The exercise price of the options is the closing price of our common stock on the grant date as quoted on the New York Stock Exchange.

Directors’ Deferral Plan.    Under the Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation (“Directors’ Deferral Plan”) each director may elect to defer all or a portion of cash compensation from retainers and meeting fees. Any amount so deferred is, at the director’s election, valued as if invested in any of the investment measures offered under the MSD Employee Savings and Security Plan, including our common stock, and is payable in cash in installments or as a lump sum beginning with the year after termination of service as a director.

In addition to the annual retainer, on the first Friday following the Annual Meeting of Shareholders, each director received a credit to his/her Merck common stock account under the Directors’ Deferral Plan of an amount equal to the annual cash retainer then in effect of $55,000 and in the future will receive a credit to his/her Merck common stock account under the Directors’ Deferral Plan. Directors who join the Board after that date are credited with a pro-rata portion.

Retirement Plan.    In 1996, the Retirement Plan for the Directors of Merck & Co., Inc. (the “Directors’ Retirement Plan”) was discontinued for our directors who joined the Board after December 31, 1995. Directors at the time of the change elected to either continue to accrue benefits under the Directors’ Retirement Plan or, in lieu of accruing benefits under the Directors’ Retirement Plan, receive additional compensation to be deferred in accordance with the terms of the Directors’ Deferral Plan. Eligible directors who elected not to accrue additional retirement benefits under the Directors’ Retirement Plan will receive at retirement a pension benefit based on the amount of service accrued as of March 31, 1997 and compensation as then in effect. No current director is accruing a benefit under the Directors’ Retirement Plan.

Other.    We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under our travel accident and directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in The Merck Company Foundation Matching Gift Program. The maximum gift total for a director participant in the Program is $30,000 in any calendar year.

Changes to Directors’ Compensation Program.    During 2010, the Board of Directors completed a review of compensation for non-employee directors. The last time the directors’ compensation program changed was in 2006. The review included an analysis of policies and practices of Merck’s supplemental peer group (as described on page 39). Based on the analysis, the Board and the Committee on Corporate Governance approved changes to the director compensation program based on the following objectives and principles:

•	pay directors based on degree of responsibility;

•	promote a long-term view;

•	provide competitive compensation; and

•	align directors’ interest with those of the shareholders.

Effective as of January 1, 2011, the following changes to the directors’ compensation program were adopted:

•	increased the annual cash retainer from $55,000 to $100,000;

•	increased mandatory deferred stock credit from $55,000 to $150,000;

•	increased Committee Chair retainers by $5,000;

•	increased stock ownership requirements to an amount equal to five times the annual cash retainer or $500,000;

•	eliminated all meeting fees; and

•	eliminated annual stock option grants.

Audit Committee

The Audit Committee’s Report for 2010 follows.

Audit Committee’s Report

The Audit Committee, comprised of independent directors, met with the independent registered public accounting firm (the independent auditors), management and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee has received from the independent auditors the written disclosures and a letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and has discussed with the independent auditors their independence. Both the independent auditors and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee met with the independent auditors to discuss their fees and the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee also discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates as well as other matters that are required to be discussed by the statement on Auditing Standards No. 61, as adopted by the PCAOB. The Audit Committee reviewed and discussed the audited financial statements with management. Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Audit Committee

Leslie A. Brun Chairperson
Thomas R. Cech, Ph.D.	C. Robert Kidder
Steven F. Goldstone	Carlos E. Represas

On November 3, 2009, Merck & Co., Inc. (“Old Merck”) and Schering-Plough Corporation (“Schering-Plough”) completed their previously-announced merger (the “Merger”). In the Merger, Schering-Plough acquired all of the shares of Old Merck, which became a wholly-owned subsidiary of Schering-Plough and was renamed Merck Sharp & Dohme Corp. (“MSD”). Schering-Plough continued as the surviving public company and was renamed Merck & Co., Inc. (the “Company”).

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the independent auditors) to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Fees for Services Provided by Independent Registered Public Accounting Firms

PricewaterhouseCoopers LLP (“PwC”)

Fees for all services provided by PwC, our independent auditors, for fiscal years 2010 and 2009 are as follows (such fees include fees paid by Old Merck to PwC for services provided to Old Merck in periods prior to the Merger):

Audit Fees

Fees for services for fiscal years 2010 and 2009 related to the annual financial statement audits, the audits of effectiveness of internal control over financial reporting, reviews of quarterly financial statements filed in the reports on Form 10-Q, and statutory audits, approximated $30.4 million and $29.5 million, respectively.

Audit-Related Fees

Fees for audit-related services for fiscal years 2010 and 2009, primarily related to employee benefit plan audits, other audit-related reviews, agreed-upon procedures, SAP pre-implementation review procedures and Merger-related services, approximated $4.8 million and $4.6 million, respectively.

Tax Fees

Fees for tax services for fiscal years 2010 and 2009 approximated $19.2 million and $8.5 million, respectively. The increase in 2010 primarily reflects Merger-related tax services.

All Other Fees

Fees for other services for fiscal years 2010 and 2009 approximated $3.5 million and $2.6 million, respectively.

In addition, prior to the Merger and its appointment as our independent auditor, PwC provided certain services for us. Fees for those services for the fiscal year 2009 approximated $10.5 million. The fees paid prior to the Merger date were not subject to the above mentioned Audit Committee pre-approval process as PwC was not our independent auditor until the Merger date.

None of the services provided by PwC for fiscal years 2010 and 2009 were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the Securities and Exchange Commission.

Deloitte & Touche LLP (“Deloitte”)

Fees for all services provided by Deloitte, our former independent auditors, for fiscal year 2009, including certain fees related to the Merger, are as follows:

Audit Fees

Fees for services for fiscal year 2009 related to the annual financial statement audits, the audits of effectiveness of internal control over financial reporting, reviews of quarterly financial statements filed in the reports on Form 10-Q, and statutory audits, approximated $7.2 million.

Audit-Related Fees

Fees for audit-related services for fiscal year 2009, primarily related to audits and reviews of carve-out financial statements, employee benefit plan audits as well as other audit-related reviews, and agreed-upon procedures, approximated $4.6 million.

Tax Fees

No fees for tax services were paid for fiscal year 2009.

All Other Fees

Fees for other services for fiscal year 2009 approximated $2,000.

None of the services provided by Deloitte for fiscal year 2009 were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the Securities and Exchange Commission.

Prior to the Merger, our historical financial statements were audited by Deloitte.

Upon completion of the Merger, our Board of Directors dismissed Deloitte as our independent registered public accounting firm.

The audit report of Deloitte on our financial statements as of and for the fiscal year ended December 31, 2009, did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the interim period from January 1, 2009 through November 3, 2009, the date of the dismissal of Deloitte, with regard to the financial statements referred to above, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report, and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

We provided Deloitte with a copy of the foregoing disclosures and requested that Deloitte furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with them. A copy of Deloitte’s response was attached as Exhibit 16.1 of the Form 8-K filed on November 4, 2009.

On November 3, 2009, we formally engaged PwC as its independent registered public accounting firm for the fiscal year ending December 31, 2009. PwC was the independent registered public accounting firm for Merck Sharp & Dohme during the fiscal years ended December 31, 2008 and 2007, and during Merck Sharp & Dohme’s subsequent interim period from January 1, 2009 through November 3, 2009. During that time, neither we nor anyone acting on our behalf consulted PwC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on our financial statements, or (iii) any other matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

PROPOSAL 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, comprised solely of independent members of the Board, has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm (the independent auditors) with respect to its operations for the year 2011, subject to ratification by the holders of common stock of the Company. In taking this action, the Audit Committee considered carefully PricewaterhouseCoopers LLP’s performance in that capacity for the Company since the Merger, and for Merck Sharp & Dohme Corp. since its retention in 2002 through the Merger, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from shareholders.

Because the members of the Audit Committee value shareholders’ views on our independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of PricewaterhouseCoopers LLP. The Audit Committee believes ratification is advisable and in the best interests of the shareholders. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

The Audit Committee of the Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3.    NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Rule 14A of the Securities and Exchange Act of 1934, we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables beginning on page 28.

As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to reward executives based on the achievement of company and individual performance objectives which, as a whole, are intended to drive sustainable long-term value creation for shareholders and reflect and maintain our position as an industry leader in the development of innovative medicines. The compensation of the Named Executive Officers is also designed to enable us to attract, engage, and retain talented, high-performing and experienced executives in a competitive market.

In order to align executive pay with company performance and the creation of long-term shareholder value, a significant portion of compensation paid to our Named Executive Officers is allocated to annual cash and long-term equity incentives which are directly linked to company and/or stock price performance.

In addition, management and the Compensation and Benefits Committee of the Board of Directors continually review the compensation programs for the Named Executive Officers to ensure they achieve the desired goals of reinforcing senior management’s alignment with the interests of shareholders and linking compensation to performance as measured by operational results. As a result, recent changes to our executive compensation program and related policies include:

•	Elimination of the “golden parachute” excise tax gross-ups upon a change in control;

•	For newly granted equity awards, a “double trigger” acceleration feature in the event of a change in control;

•

An increased percentage of long-term equity incentives to the Named Executive Officers that are granted in the form of performance share units and a reduced percentage that are granted in the form of time-vested restricted stock units.

We are asking shareholders to indicate their support for the Named Executive Officer compensation as described in this proxy statement. Accordingly, the following resolution will be submitted for approval by shareholders at the 2011 Annual Meeting:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion described in pages 28 to 61 of this proxy statement, is hereby APPROVED.”

The shareholder vote on this resolution will not be binding on management or the Board of Directors and will not be construed as overruling any decision by management or the Board. However, the Board of Directors and the Compensation and Benefits Committee of the Board value the opinions of our shareholders as expressed through their votes and other communications. Although the resolution is non-binding, careful consideration will be given to the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

The Board of Directors recommends a vote FOR the approval of this resolution.

PROPOSAL 4.    NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Rule 14A of the Securities and Exchange Act of 1934, we are providing our shareholders the opportunity to cast a non-binding, advisory vote on the frequency of future votes to approve the compensation of our Named Executive Officers described in the Compensation Discussion and Analysis and compensation tables. The choices are every three years, every other year, or annually.

After careful consideration, the Board of Directors believes that it is appropriate and in our best interest for shareholders to cast a non-binding, advisory vote on executive compensation every three years (triennially), for the reasons set forth below:

•

As described above in the Compensation Discussion and Analysis beginning on page 28 of this proxy statement, a significant portion of the Named Executive Officers’ compensation is tied directly to the achievement of multi-year strategic and financial objectives and long-term stock price appreciation. A triennial vote corresponds with this longer-term viewpoint and the three-year performance period under our performance share awards. Additionally, a triennial vote takes into account the lengthy new drug cycle for research-based drug discovery and development. The Board of Directors believes that evaluating our executive compensation programs in the context of the company’s performance is most effectively done over a multi-year period rather than any single year, given that a single year can be impacted by various factors beyond our control (e.g., industry, economic, regulatory and political changes). While the results of a multi-year period can also be affected by external events, we believe that the impact is likely to be less significant when considered over a longer time horizon because other mitigating factors may also occur during the period. We therefore believe that a longer-term view is less likely to be distorted – positively or negatively—than a view that is focused on a shorter period of time.

•

The Board of Directors believes that a triennial advisory vote on executive compensation provides an appropriate time frame to evaluate the results of the vote, to discuss the implications of that vote with shareholders as necessary, to thoughtfully and deliberately develop and implement any changes that may be appropriate, and for shareholders to assess whether any concerns have been effectively addressed. Allowing sufficient time for reflection and response is particularly important because (i) certain elements of our executive compensation programs (e.g., annual cash incentives and long-term equity incentives) are not limited to just the Named Executive Officers but, rather, to many of our other employees; and (ii) the different elements of our executive compensation program are designed to operate in a complementary and integrated manner. As such, we may not be able to fully address and respond to any one year’s advisory vote in a relatively short period of time (i.e., by the time of the following year’s annual meeting of shareholders).

•

The Board of Directors strongly believes in continuous, proactive engagement with its shareholders. Triennial votes will facilitate this important goal by allowing time for management, the Board, and our shareholders to engage in open and meaningful dialogue regarding executive compensation matters during the period of time between advisory votes.

For the foregoing reasons, we encourage our shareholders to evaluate our executive compensation programs over a multi-year horizon and to review our Named Executive Officers’ compensation over the past three fiscal years.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation.

The shareholder vote on this resolution will not be binding on management or the Board of Directors and will not be construed as overruling any decision by management or the Board. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our executive compensation program.

The Board of Directors recommends that you vote to conduct future advisory votes on executive compensation every THREE years.

Forward Looking Statements

These Proxy Material contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended December 31, 2010, and in its periodic reports on Form 10-Q and current reports on Form 8-K, if any, which we incorporates by reference.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. We are not aware of any beneficial owner of more than 10% of Merck common stock.

Based solely upon a review of the copies of the forms furnished to us during fiscal year 2010, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors were complied with during the 2010 fiscal year except as described in the following sentence. Due to an administrative error on the part of the Company, and through no fault of Dr. Mervyn Turner, a Form 4 due January 11, 2010 relating to a Company distribution of a prior grant of performance share units was not filed on a timely basis.

Other Matters

The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

MERCK & CO., INC.

April 13, 2011

Merck & Co., Inc.

Annual Meeting of Shareholders

Tuesday, May 24, 2011, at 2:00 p.m.

Edward Nash Theatre, Raritan Valley Community College

Route 28 and Lamington Road, North Branch, New Jersey

Follow Raritan Valley Community College signs at Exit 26 on Interstate 78 and on Route 22 in North Branch. Enter Raritan Valley Community College at Lamington Road entrance. Proceed to Parking Lot 2, which is reserved for Merck shareholders. A continuous shuttle bus service from the parking lot to the Theatre will be available.

PRINTED ON RECYCLED PAPER

MERCK & CO., INC. ONE MERCK DRIVE P.O. BOX 100 WHITEHOUSE STATION, NJ 08889

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 23, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 23, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Merck & Co., Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M29558-P07125-Z54826-Z54869	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MERCK & CO., INC.
The Board of Directors recommends a vote FOR Items 1
through 3.
1. Election of Directors – The Board of Directors recommends a vote FOR the Nominees listed below:	For	Against	Abstain

1a. Leslie A. Brun	☐	☐	☐

1b. Thomas R. Cech	☐	☐	☐				For	Against	Abstain

1c. Richard T. Clark	☐	☐	☐		1n. Thomas E. Shenk		☐	☐	☐

1d. Kenneth C. Frazier	☐	☐	☐		1o. Anne M. Tatlock		☐	☐	☐

1e. Thomas H. Glocer	☐	☐	☐		1p. Craig B. Thompson		☐	☐	☐

1f. Steven F. Goldstone	☐	☐	☐		1q. Wendell P. Weeks		☐	☐	☐

1g. William B. Harrison. Jr.	☐	☐	☐		1r. Peter C. Wendell		☐	☐	☐

1h. Harry R. Jacobson	☐	☐	☐	2.	Ratification of the appointment of the Company’s independent registered public accounting firm for 2011.		☐	☐	☐
1i. William N. Kelley	☐	☐	☐	3.	Advisory vote on executive compensation.		☐	☐	☐

1j. C. Robert Kidder	☐	☐	☐	The Board of Directors recommends you vote for 3 years on the following proposal:		3 Years	2 Years	1 Year	Abstain
1k. Rochelle B. Lazarus	☐	☐	☐	4.	Advisory vote on the frequency of future votes on executive compensation.	☐	☐	☐	☐
1l. Carlos E. Represas	☐	☐	☐				☐	☐
1m. Patricia F. Russo	☐	☐	☐	Please indicate if you plan to attend this meeting.			Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Annual Meeting of Shareholders

Tuesday, May 24, 2011, at 2:00 p.m.

Edward Nash Theatre, Raritan Valley Community College

Route 28 and Lamington Road, North Branch, New Jersey

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

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M29559-P07125-Z54826-Z54869

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints KENNETH C. FRAZIER, BRUCE N. KUHLIK and CELIA A. COLBERT as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., INC. standing in the name of the undersigned at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 24, 2011, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated, and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the Proxy Statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the shareholder. If no specification is made with respect to Item 4, the shares will be voted FOR 3 Years in Item 4.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 11:59 PM ON MAY 23, 2011.

Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)